Exhibit 10.1

     Published CUSIP Number: __________________

CREDIT AGREEMENT

Dated as of June 13, 2005

among

RELIANCE STEEL & ALUMINUM CO.

RSAC MANAGEMENT CORP.

BANK OF AMERICA, N.A.,
as Administrative Agent
and
Letter of Credit Issuing Lender

WACHOVIA BANK, N.A.,
as Syndication Agent

JPMORGAN CHASE BANK, N.A.
as Documentation Agent

and

THE OTHER FINANCIAL
INSTITUTIONS PARTY HERETO

Arranged by
BANC OF AMERICA SECURITIES LLC

SECTION 1 DEFINITIONS AND ACCOUNTING TERMS	1
1.1 Defined Terms	1
1.2 Use of Defined Terms	26
1.3 Accounting Terms	26
1.4 Rounding	26
1.5 Exhibits and Schedules	26
1.6 Letter of Credit Amounts	26
1.7 References to “RSA and its Subsidiaries” or “Borrowers and their respective Subsidiaries”	26
1.8 Miscellaneous Terms	27
SECTION 2 COMMITMENTS; INTEREST, FEES AND PAYMENT PROCEDURES	27
2.1 Committed Loans	27
2.2 Borrowings, Conversions and Continuations of Committed Loans	27
2.3 Swing Line	28
2.4 Letters of Credit	30
2.5 Prepayments	34
2.6 Voluntary Reduction or Termination of Commitments	34
2.7 Principal and Interest	35
2.8 Fees	35
2.9 Computation of Interest and Fees	36
2.10 Manner and Treatment of Payments among Lenders, Borrowers and Administrative Agent	36
2.11 Funding Sources	37
2.12 Extension of Maturity Date	37
2.13 Automatic Deduction	38
2.14 Obligations of Lenders Several	38
SECTION 3 TAXES, YIELD PROTECTION AND ILLEGALITY	38
3.1 Taxes	38
3.2 Increased Costs	39
3.3 Capital Adequacy	39
3.4 Illegality	39

i

(continued)

(continued)

(continued)

(continued)

Page
10.18 Tax Forms	80
10.19 Surety Waivers	81

EXHIBITS
Form of
A	Request for Extension of Credit
B	Compliance Certificate
C	Committed Loan Note
D	Assignment and Assumption
E	Master Subsidiary Guaranty
F	Opinion of Counsel

SCHEDULES

2.1	Commitments and Pro Rata Shares
2.4	Existing Letters of Credit
5.5	Certain Litigation
5.9	Existing Liens and Negative Pledges
5.15	Subsidiaries
7.2	Investments
7.3	Existing Indebtedness
10.2	Administrative Agent’s Office; Certain Addresses for Notice
10.6	Processing and Recordation Fees

v

CREDIT AGREEMENT

     This CREDIT AGREEMENT dated as of June 13, 2005, is entered into by and among Reliance Steel & Aluminum Co., a California corporation (“RSA”), RSAC Management Corp., a California corporation (“RSAC Management” and together with RSA, jointly and severally, “Borrowers” and individually, a “Borrower”), each lender whose name is set forth on the signature pages of this Agreement and each lender which may hereafter become a party to this Agreement (collectively, “Lenders” and individually, a “Lender”), and Bank of America, N.A., as Administrative Agent.

     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Section 1

DEFINITIONS AND ACCOUNTING TERMS

     1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

     “Acquired Business” means the entity or assets acquired by Borrowers or a Subsidiary of Borrowers in an Acquisition, whether before or after the date hereof.

     “Acquired Business EBITDA” means for any period ending on or before the date of any Acquisition of an Acquired Business the sum of items (a) through (f) of the definition of EBITDA with respect to such Acquired Business.

     “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person or any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that either Borrower or one of its Subsidiaries is the surviving entity.

     “Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

     “Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.2, or such other address or account as Administrative Agent hereafter may designate by written notice to Borrowers and Lenders.

     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

     “Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person that owns, directly or indirectly, 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities, or 10% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests, will be deemed to control such corporation, partnership or other Person.

     “Aggregate Commitments” has the meaning set forth in the definition of “Commitment”.

     “Agreement” means this Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

     “Applicable Margin” means, for any Pricing Period, the per annum amounts set forth below (in basis points per annum) opposite the applicable Pricing Level; provided, however, that until Administrative Agent’s receipt of the second quarterly Compliance Certificate after the Closing Date required under Section 6.2(a), such amounts shall be those indicated for Pricing Level 2:

			Letters of Credit
Pricing Level	Leverage Ratio	Commitment Fee	Eurodollar Rate +	Base Rate +

1	≤ 1.00:1	10.0	50.0	0.0
2	≤1.75:1 but >1.00:1	12.5	62.5	0.0
3	≤2.25:1 but >1.75:1	15.0	75.0	0.0
4	≤2.75:1 but >2.25:1	20.0	100.0	0.0
5	>2.75:1	25.0	125.0	0.0

          “Pricing Level” means, for each period, the pricing level set forth above opposite the Leverage Ratio achieved by RSA and its Subsidiaries as of the first day of that Pricing Period.

          “Pricing Level Change Date” means, with respect to any change in the Pricing Level which results in a change in the Applicable Margin, the earlier of (a) 5 Business Days after the date upon which Borrowers deliver a Compliance Certificate to Administrative Agent reflecting such changed Pricing Level and (b) 5 Business Days after the date upon which Borrowers are required by Section 6.2(a), to deliver such Compliance Certificate; provided, however, that if the Compliance Certificate is not delivered by the date required by the Section 6.2(a), then, subject to the other provisions of this Agreement, commencing on the date such Compliance Certificate was required until such Compliance Certificate is delivered, the Applicable Margin shall be based on the next higher level than the one previously in effect, and from and after the date such Compliance Certificate is thereafter received, the Applicable Margin shall be as determined from such Compliance Certificate.

          “Pricing Period” means (a) the period commencing on the Closing Date and ending on the first Pricing Level Change Date to occur thereafter and (b) each subsequent period commencing on each Pricing Level Change Date and ending the day prior to the next Pricing Level Change Date.

     “Applicable Taxes” means any and all present or future taxes (including documentary taxes), levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto imposed by a Governmental Authority relating to any Loan Document, including any liabilities imposed on amounts paid by Borrowers to indemnify or reimburse any Person for such amounts, excluding Lender Taxes.

     “Approved Fund” has the meaning specified in Section 10.6(h).

     “Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

     “Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.

     “Attorney Costs” means and includes all fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel.

     “Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

     “Availability Period” means the period commencing on the Closing Date and ending on the day before the Maturity Date.

     “Bank of America” means Bank of America, N.A.

     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

     “Base Rate Loan” means a Loan which bears interest based on the Base Rate.

     “Borrower” and “Borrowers” each has the meaning set forth in the introductory paragraph hereto.

     “Borrower Party” means any Person, other than Administrative Agent and Lenders, which now or hereafter is a party to any of the Loan Documents.

     “Borrowers Account” shall have the meaning specified in Section 2.13.

     “Borrowers Materials” has the meaning specified in Section 6.2.

     “Borrowing” and “Borrow” each mean a borrowing hereunder consisting of Loans of the same type made on the same day and, other than in the case of Base Rate Loans, having the same Interest Period.

     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco are authorized or required by law to close and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

     “Capital Lease Obligations” means all monetary obligations of a Person under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

     “Cash” means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash or cash equivalents in accordance with GAAP, consistently applied.

     “Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of the Issuing Lender and Lenders, as collateral for the Letter of Credit Usage, cash or deposit account balances pursuant to documentation in form and substance satisfactory to Administrative Agent and the Issuing Lender (which documents are hereby consented to by Lenders). Derivatives of such term shall have corresponding meaning. Borrowers hereby grant Administrative Agent, for the benefit of the Issuing Lender and Lenders, a Lien on all such cash and deposit account balances. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

     “Change of Control” means, with respect to any Person, an event or series of events by which:

     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 40% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a partially-diluted basis (i.e., taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

     (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

     “Closing Date” means the time and Business Day on which the conditions set forth in Section 4.1 are satisfied or waived. Administrative Agent shall notify Borrowers and Lenders of the date that is the Closing Date.

     “Code” means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

     “Commitment” means, for each Lender, the amount set forth as such opposite such Lender’s name on Schedule 2.1, as such amount may be reduced or adjusted from time to time pursuant to the terms of this Agreement (collectively, the “Aggregate Commitments”). The respective Pro Rata Shares of Lenders as of the date hereof are set forth in Schedule 2.1.

     “Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same type and having the same Interest Period made by each of the Lenders pursuant to Section 2.1.

     “Committed Loan” means a Loan of any type made to Borrowers by any Lender in accordance with its Pro Rata Share pursuant to Section 2.1.

     “Committed Loan Note” means the promissory note made by Borrowers to a Lender evidencing Committed Loans made by such Lender, substantially in the form of Exhibit C,

either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or replaced (collectively, the “Committed Loan Notes”).

     “Common Stock” means the common stock of RSA or its successor by merger.

     “Compliance Certificate” means a certificate in the form of Exhibit B, properly completed and signed by a Responsible Officer of each Borrower.

     “Consolidated Net Worth” means, as of the date of any determination thereof, the total consolidated assets of RSA and its Subsidiaries less the total consolidated liabilities of RSA and its Subsidiaries determined in accordance with GAAP.

     “Consolidated Tangible Net Worth” means, as of any date of determination, for RSA and its Subsidiaries on a consolidated basis, Shareholders’ Equity of RSA and its Subsidiaries on that date minus the Intangible Assets of RSA and its Subsidiaries on that date.

     “Continuation” and “Continue” each mean, with respect to any Committed Loan other than a Base Rate Loan, the continuation of such Loan as the same type of Loan in the same principal amount, but with a new Interest Period and an interest rate determined as of the first day of such new Interest Period. Continuations must occur on the last day of the Interest Period for such Loan.

     “Contractual Obligation” means, as to any Person, any provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

     “Conversion” and “Convert” each mean, with respect to any Committed Loan, the conversion of one type of Loan into another type of Loan. With respect to Loans other than Base Rate Loans, Conversions must occur on the last day of the Interest Period for such Loan.

     “Debtor Relief Laws” means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect and affecting the rights of creditors generally.

     “Default” means any event that, with the giving of any applicable notice or passage of time specified in Section 8.1, or both, would be an Event of Default.

     “Default Rate” means an interest rate equal to the Base Rate plus the Applicable Margin, if any, applicable to the Base Rate plus 2%, to the fullest extent permitted by applicable Laws.

     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans, participations in Letter of Credit Usage or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to Administrative Agent or any other

Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

     “Designated Deposit Account” means a deposit account to be maintained by RSA with Bank of America, as from time to time designated by Borrowers by written notification to Administrative Agent.

     “Disposition” means the voluntary sale, transfer, or other disposition of any asset of Borrowers or any of their respective Subsidiaries, including without limitation any sale, assignment, pledge, hypothecation, transfer or other disposal with or without recourse of any notes or accounts receivable or any rights and claims associated therewith.

     “Distribution” means, with respect to any shares of capital stock or any warrant or option to purchase an equity security or other equity security issued by a Person, (a) the retirement, redemption, purchase, or other acquisition for Cash or for Property by such Person of any such security, (b) the declaration or (without duplication) payment by such Person of any dividend in Cash or in Property on or with respect to any such security, (c) any Investment by such Person in the holder of 5% or more of any such security if a purpose of such Investment is to avoid characterization of the transaction as a Distribution and (d) any other payment in Cash or Property by such Person constituting a distribution under applicable Laws with respect to such security.

     “Dollars” or “$” means United States dollars.

     “EBIT” means, with respect to any Person and with respect to any fiscal period, the sum of (a) Net Income of that Person for that period, plus (b) any non-operating non-recurring loss reflected in such Net Income, minus (c) any non-operating non-recurring gain reflected in such Net Income, plus (d) Interest Expense of that Person for that period, plus (e) the aggregate amount of federal and state taxes on or measured by income of that Person for that period (whether or not payable during that period), in each case as determined in accordance with GAAP, and adjusted by subtracting equity in earnings in 50% or less owned companies and joint ventures and, to the extent approved by Administrative Agent (which approval shall not be unreasonably withheld), any other companies not consolidated with Borrowers, and by adding Cash dividends received from 50% or less owned companies and joint ventures and, to the extent approved by Administrative Agent (which approval shall not be unreasonably withheld), any other companies not consolidated with Borrowers.

     “EBITDA” means, with respect to any Person and with respect to any fiscal period, the sum of (a) Net Income of that Person for that period, plus (b) any non-operating non-recurring loss reflected in such Net Income, minus (c) any non-operating non-recurring gain reflected in such Net Income, plus (d) Interest Expense of that Person for that period, plus (e) the aggregate amount of federal and state taxes on or measured by income of that Person for that period (whether or not payable during that period), plus (f) depreciation, amortization and all other non-cash expenses of that Person for that period, plus (g) Acquired Business EBITDA, in each case as determined in accordance with GAAP, and adjusted by subtracting equity in earnings in 50% or less owned companies and joint ventures and, to the extent approved by Administrative Agent (which approval shall not be unreasonably withheld), any other companies not consolidated with Borrowers, and by adding Cash dividends received from 50% or less owned companies and joint ventures and, to the extent approved by Administrative Agent (which approval shall not be unreasonably withheld), any other companies not consolidated with Borrowers; provided that Acquired Business EBITDA with respect to any Acquired Business shall only be included in EBITDA if such Acquired Business EBITDA is shown on the financial statements of such Acquired Business either (i) audited by an independent accounting firm, (ii) reviewed by an independent accounting firm as long as such reviewed and unaudited Acquired Business EBITDA does not exceed 10% of the total audited EBITDA of RSA and its Subsidiaries, or, (iii) subject to consent of the Requisite Lenders, unaudited or reviewed by an independent accounting firm.

     “Eligible Assignee” has the meaning specified in Section 10.6(h).

     “Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters applicable to any of the Real Property.

     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrowers or any other Borrower Party, or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

     “ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrowers within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrowers or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by either Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrowers or any ERISA Affiliate.

     “Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

     “Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate

1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

     “Eurodollar Rate Loan” means a Revolving Loan bearing interest based on the Eurodollar Rate.

     “Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

     “Event of Default” has the meaning specified in Section 8.1.

     “Existing Credit Agreement” means that certain Credit Agreement, dated as of October 24, 2001, by and among RSA, RSAC Management, Bank of America, N.A. as Administrative Agent and the Banks identified therein, as amended.

     “Existing Credit Facility” means the credit facilities extended to RSA and RSAC Management under the Existing Credit Agreement.

     “Existing Letters of Credit” has the meaning specified in Section 2.4(j).

     “Extension of Credit” means (a) the Borrowing of any Loans, (b) the Conversion or Continuation of any Loans or (c) the issuance, renewal, increase continuation, amendment or other credit action with respect to any Letter of Credit, including Lenders acquiring a participation in such Letters of Credit (collectively, the “Extensions of Credit”).

     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by Administrative Agent.

     “Fee Letter” means the letter agreement dated April 25, 2005, among Borrowers, Administrative Agent and Arranger.

     “Fiscal Quarter” means the fiscal quarter of RSA consisting of a three-month fiscal period ending on each March 31, June 30, September 30 and December 31.

     “Fiscal Year” means the fiscal year of RSA consisting of a twelve-month period ending on each December 31.

     “Foreign Lender” has the meaning specified in Section 10.18.

     “FRB” means the Board of Governors of the Federal Reserve System or any governmental authority succeeding to its functions.

     “Fund” has the meaning specified in Section 10.6(h).

     “Funded Debt” means, as of the date of determination, without duplication, the sum of (a) all principal Indebtedness of RSA and its Subsidiaries for borrowed money (including debt securities issued by RSA or any of its Subsidiaries) on that date, plus (b) Guaranty Obligations in connection with Synthetic Leases, plus (c) the aggregate amount of all Capital

Lease Obligations of RSA and its Subsidiaries on that date, plus (d) all Letter of Credit Usage and the face amount of, and reimbursement obligations with respect to, any other letters of credit issued for the account of RSA or its Subsidiaries.

     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     “Granting Lender” has the meaning specified in Section 10.6(i).

     “Guarantors” means, collectively, all Subsidiaries of either Borrower that is a party to the Master Subsidiary Guaranty.

     “Guaranty Obligation” means, as to any Person, any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance, agreement, letter of responsibility, letter of awareness, undertaking or arrangement given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any “keep-well” or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, covered by such Guaranty Obligation or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law

     “Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (which approval shall be obtained prior to such acquisition) by resolutions of the board of directors of such Person or by similar action if such Person is not a corporation.

     “Indebtedness” means, as to any Person (without duplication):

          (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (b) any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments;

          (c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capital Lease Obligations;

          (d) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined;

          (e) net obligations under any Swap Contract in an amount equal to (i) if such Swap Contract has been closed out, the termination value thereof, or (ii) if such Swap Contract has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Swap Contracts;

          (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

          (g) indebtedness of such Person arising under facilities for the discount of accounts receivable of such Person in an amount equal to the present value of the unpaid amount of all accounts receivable sold, determined by using a discount rate equal to the discount rate used in determining the purchase price of such accounts receivable under such facilities;

          (h) indebtedness relating to Synthetic Leases; and

          (i) all Guaranty Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person (subject only to customary exceptions acceptable to the Requisite Lenders). The amount of any capital lease or Synthetic Lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

     “Indemnitee” has the meaning specified in Section 10.4(b).

     “Intangible Assets” means assets that are considered intangible assets under GAAP, including customer lists, goodwill, computer software (except for purchased or licensed software), copyrights, trade names, trademarks and patents.

     “Interest Coverage Ratio” means, as of the last day of any Fiscal Quarter (including the last day of a Fiscal Quarter which is also the last day of a Fiscal Year), the ratio of (a) EBIT of RSA and its Subsidiaries on a consolidated basis for the fiscal period consisting of that Fiscal Quarter and the three immediately preceding Fiscal Quarters, excluding any portion of EBIT allocable to any Person acquired by RSA or any of its Subsidiaries for any fiscal period prior to the Acquisition to (b) Interest Expense of RSA and its Subsidiaries on a consolidated basis for such fiscal period.

     “Interest Expense” means, with respect to any Person and as of the last day of any fiscal period, the sum of (a) all interest, fees, charges and related expenses paid or payable (without duplication) for that fiscal period by that Person to a lender in connection with borrowed money (including any obligations for fees, charges and related expenses payable to the issuer of any letter of credit) or the deferred purchase price of assets that are considered “interest expense” under GAAP plus (b) the portion of rent paid or payable (without duplication) for that fiscal period by that Person under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13.

     “Interest Payment Date” means, (a) with respect to any Base Rate Loan, the last Business Day of each calendar quarter and the Maturity Date, and (b) with respect to any other type of Loan (other than a Swing Line Loan), (i) any date that such Loan is prepaid in whole or in part, (ii) the last day of each Interest Period applicable to, or the maturity of, such Loan; provided, however, that if any Interest Period or the maturity of any such Loan exceeds three months, the date that falls three months after the beginning of such Interest Period, shall also be an Interest Payment Date, and (iii) the Maturity Date.

     “Interest Period” means, as to any Committed Loans other than Base Rate Loans, the period commencing on the date specified by Borrowers in their Request for Extension of Credit and ending one, two, three or six months thereafter, as selected by Borrowers in the Request for Extension of Credit relating thereto; provided that:

          (a) The first day of any Interest Period shall be a Business Day;

          (b) Any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of an Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

          (c) No Interest Period shall extend beyond the Maturity Date.

     “Investment” means, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment. Notwithstanding the foregoing, an Acquisition (as defined herein) shall not constitute an Investment.

     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

     “Issuing Lender” means Bank of America, N.A., in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

     “Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, executive orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

     “Lender” means each lender from time to time party hereto.

     “Lender Taxes” means, in the case of each Lender, Administrative Agent and each Eligible Assignee, and any Affiliate or Lending Office thereof: (a) taxes imposed on or measured in whole or in part by its overall net income, gross income or gross receipts or capital and franchise taxes imposed on it, by (i) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or Lending Office or (ii) any jurisdiction (or political subdivision thereof) in which it is “doing business” (unless it would not be doing business in such jurisdiction (or political subdivision thereof) absent the transactions contemplated hereby), (b) any withholding taxes or other taxes based on gross income imposed by the United States of America (other than withholding taxes and taxes based on gross income resulting from or attributable to any change in any law, rule or regulation or any change in the interpretation or administration of any law, rule or regulation by any Governmental Authority) or

(c) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrowers with the appropriate form or forms required by Section 10.18, to the extent such forms are then required by applicable Laws.

     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as such Lender may from time to time notify Borrowers and Administrative Agent.

     “Letter of Credit” means any of the letters of credit issued by the Issuing Lender hereunder and shall include the Existing Letters of Credit, either as originally issued or as the same may be supplemented, amended, renewed or extended.

     “Letter of Credit Application” means an application for issuances of, or amendments to, Letters of Credit as shall at any time be in use at the Issuing Lender.

     “Letter of Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

     “Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Aggregate Commitments and (b) $50,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

     “Letter of Credit Usage” means, as at any date of determination, the undrawn face amount of outstanding Letters of Credit plus the aggregate amount of all drawings under the Letters of Credit honored by the Issuing Lender and not theretofore reimbursed or converted into Committed Loans.

     “Leverage Ratio” means, as at any date of determination, the ratio of (a) Funded Debt as of that date to (b) EBITDA of RSA and its Subsidiaries on a consolidated basis for the fiscal period consisting of the four Fiscal Quarters ended on or immediately prior to such date.

     “Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of or agreement to give any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Laws of any jurisdiction with respect to any Property, including the interest of a purchaser of accounts receivable.

     “Loan” means any advance made or to be made by any Lender to Borrowers as provided in Section 2, and includes each Committed Loan and Swing Line Loan.

     “Loan Documents” means, collectively, this Agreement, the Committed Loan Notes, the Letters of Credit, the Master Subsidiary Guaranty, the Swing Line Documents, any Request for Extension of Credit, any Letter of Credit Application, any Compliance Certificate, and any other agreements of any type or nature hereafter executed and delivered by Borrowers or any of their respective Subsidiaries or Affiliates to Administrative Agent, the Issuing Lender or to any Lender in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or replaced.

     “Margin Stock” means “margin stock” as such term is defined in Regulation U of the FRB as in effect from time to time.

     “Master Subsidiary Guaranty” means a guaranty of the Obligations, executed by Material Domestic Subsidiaries and certain other Subsidiaries selected by RSA substantially in the form of Exhibit E.

     “Material Adverse Effect” means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise), business operations or prospects of Borrowers and their respective Subsidiaries, taken as a whole, or (c) materially impairs or could reasonably be expected to materially impair the ability of Borrowers and their respective Subsidiaries, taken as a whole, to perform the Obligations.

     “Material Domestic Subsidiary” means, at any time, each Subsidiary of RSA which is created, organized or domesticated in the United States or under the laws of the United States or any state thereof, and either (i) is a first-tier Subsidiary of RSA, or (ii) the aggregate amount of its Tangible Assets exceeds $20,000,000, or (iii) any Subsidiary which is a guarantor or obligor with respect to any of the note purchase agreements described in Schedule 7.3 or with respect to any Indebtedness issued pursuant to Section 7.3(a) or Section 7.3(f).

     “Maturity Date” means June 11, 2010.

     “Minimum Amount” means, with respect to each of the following actions, the following amounts set forth opposite such action (a reference to “Minimum Amount” shall also be deemed a reference to the multiples in excess thereof set forth below):

		Minimum Multiples
		in excess of
Type of Action	Minimum Amount	Minimum Amount
Borrowing of, prepayment of or Conversion into, Base Rate Loans	$2,000,000	$1,000,000

Borrowing of, prepayment of, Continuation of, or Conversion into, Eurodollar Rate Loans	$5,000,000	$1,000,000

Borrowing of Base Rate Loans to repay Swing Line Loans	Amount of Swing Line Loans being repaid	N/A

Reduction in Commitments	$10,000,000	$10,000,000

Assignments	$5,000,000

     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

     “Negative Pledge” means a Contractual Obligation that contains a covenant binding on Borrowers or any of their respective Subsidiaries that prohibits Liens on any of their Property, other than (a) any such covenant contained in a Contractual Obligation granting a Lien permitted under Section 7.1 which affects only the Property that is the subject of such permitted Lien and (b) any such covenant that does not prohibit Liens securing the Obligations.

     “Net Cash Proceeds” means Net Proceeds to the extent consisting of Cash.

     “Net Income” means, with respect to any fiscal period, the consolidated net income of RSA and its Subsidiaries for that period, determined in accordance with GAAP, consistently applied.

     “Net Proceeds” means, with respect to any Disposition, the gross sales proceeds received by Borrowers and their respective Subsidiaries from such Disposition (including Cash, Property and the assumption by the purchaser of any liability of Borrowers or their respective Subsidiaries) net of brokerage commissions, legal expenses and other transactional costs payable by Borrowers and their respective Subsidiaries with respect to such Disposition and net of an amount determined in good faith by Borrowers to be the estimated amount of income taxes payable by Borrowers attributable to such Disposition.

     “Notes” means, collectively, the Committed Loan Notes and the Swing Line Note.

     “Obligations” means all present and future obligations of every kind or nature of Borrowers or any Borrower Party at any time and from time to time owed to Administrative

Agent, any Lender, any Person entitled to indemnification, or any one or more of them, under any one or more of the Loan Documents, whether due or to become due, matured or to become mature, liquidated or unliquidated, or contingent or actual, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against Borrowers or any Subsidiary or Affiliate of Borrowers.

     “Opinion of Counsel” means the favorable written legal opinion of Kay Rustand, General Counsel of RSA, who has acted as counsel to Borrowers and their respective Subsidiaries, substantially in the form of Exhibit F, together with copies of all factual certificates and legal opinions upon which such counsel has relied.

     “Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any Letter of Credit Usage on any date, the amount of such Letter of Credit Usage on such date after giving effect to any Letter of Credit Extension occurring on such date and any other changes in the aggregate amount of the Letter of Credit Usage as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

     “Outstanding Obligations” means, as of any date, and giving effect to making any Extensions of Credit requested on such date and all payments, repayments and prepayments made on such date, the sum of (a) the aggregate outstanding principal of all Loans, and (b) all Letter of Credit Usage.

     “Participant” has the meaning specified in Section 10.6(d).

     “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto established under ERISA.

     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA and is maintained by RSA or its Subsidiaries or to which RSA or any of its Subsidiaries contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

     “Permitted Acquisition” means an Acquisition with respect to which all of the following conditions shall have been satisfied:

          (a) no Default or Event of Default exists or will exist as a result of the Acquisition;

          (b) the Acquisition shall not be a Hostile Acquisition;

          (c) immediately after such Acquisition, Borrowers would be in compliance with the terms and conditions of this Agreement on a pro forma basis;

          (d) the business of the Person to be acquired (the “Target”) is substantially similar to the existing business of Borrowers and their respective Subsidiaries; and

          (e) the total cost of the Acquisition (including debt of the Target assumed by Borrowers or their Subsidiaries and excluding the value of any capital stock, warrants or options to acquire capital stock) is less than $250,000,000.

For all other Acquisitions, which shall require the approval of Requisite Lenders, Borrowers shall provide Administrative Agent and Lenders with the Requisite Information regarding the Acquisition. Upon receipt of all Requisite Information, Lenders shall respond within two weeks of receiving such information. If a Lender does not respond within such time period, then such Lender shall be deemed to have approved the Acquisition. If Administrative Agent reasonably requires additional material information regarding the proposed Acquisition, Borrowers shall promptly provide such information to Administrative Agent and Lenders and the two week time period to approve the Acquisition shall be extended until all such information is received (at which time Lenders will have five Business Days to respond). “Requisite Information” shall include a brief business description of the Target, financial statements of the Target for the preceding three years (to the extent available), pro forma financial statements of Borrowers demonstrating pro forma covenant compliance, a brief description of the proposed Acquisition (including the sources and uses of funds), projections, and such other information as Borrowers deem relevant.

     “Permitted Disposition” means (a) a Disposition of Cash, inventory or other assets sold, leased or otherwise disposed of in the ordinary course of business of Borrowers or any of their Subsidiaries, (b) Dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business, (c) Dispositions of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment or where Borrowers or their Subsidiaries determine in good faith that the failure to replace such equipment will not be detrimental to the business of RSA or any of its Subsidiaries, (d) a Disposition to Borrowers or a Wholly-Owned Subsidiary Guarantor, and (e) Dispositions of the assets of a Subsidiary of Borrowers to Borrowers or any Wholly-Owned Subsidiary Guarantor.

     “Permitted Liens” means:

          (a) inchoate Liens incident to construction on or maintenance of Real Property; or Liens incident to construction on or maintenance of Real Property now or hereafter filed of record for which adequate reserves have been set aside (or deposits made pursuant to applicable Laws) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Real Property is subject to a material risk of loss or forfeiture;

          (b) Liens for taxes and assessments on Real Property which are not past due; or Liens for taxes and assessments on Real Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Real Property is subject to a material risk of loss or forfeiture;

          (c) minor defects and irregularities in title, easements, rights-of-way, restrictions and other similar encumbrances incurred in the Ordinary Course of Business which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the businesses of Borrowers and their respective Subsidiaries;

          (d) rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, the use of any Real Property;

          (e) rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, any right, power, franchise, grant, license, or permit;

          (f) present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Real Property;

          (g) statutory Liens, other than those described in subsections (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material risk of loss or forfeiture;

          (h) covenants, conditions, and restrictions affecting the use of Real Property which in the aggregate do not materially impair the fair market value or use of the Real Property for the purposes for which it is held;

          (i) rights of tenants under leases and rental agreements covering Real Property entered into in the ordinary course of business of the Person owning such Real Property;

          (j) Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

          (k) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which Borrowers or any Subsidiary of Borrowers is a party as lessee;

          (l) Liens consisting of any right of offset, or statutory bankers’ lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers’ lien;

          (m) Liens consisting of deposits of Property to secure statutory obligations of Borrowers or any Subsidiary of Borrowers in the ordinary course of its business;

          (n) Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which Borrowers or any Subsidiary of Borrowers is a party in the ordinary course of its business;

          (o) Liens (other than judgment Liens resulting in an Event of Default under Section 8.1(h)) created by or resulting from any litigation or legal proceeding involving Borrowers or any Subsidiary of Borrowers in the ordinary course of its business which is currently being contested in good faith by appropriate proceedings, provided that adequate reserves have been set aside and no Property is subject to a material risk of loss or forfeiture;

          (p) other non-consensual Liens incurred in the ordinary course of business but not in connection with an extension of credit, which do not in the aggregate, when taken together with all other Liens, materially impair the value or use of the Property of Borrowers and their respective Subsidiaries, taken as a whole;

          (q) Liens consisting of (i) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease), that do not materially impair the value or use of Property for the purposes for which it is or may reasonably be expected to be held, (ii) an option or right to acquire a Lien that would be a Permitted Lien, (iii) the subordination of a lease or sublease in favor of a financing entity and (iv) a license, or similar right, of or to Intangible Assets granted in the ordinary course of business; and

          (r) Liens and Negative Pledges securing purchase money obligations, capital leases and Synthetic Leases incurred after the Closing Date as provided in Section 7.1(f).

     “Permitted Swap Obligations” means all obligations (contingent or otherwise) of Borrowers or any of their respective Subsidiaries existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a “market view;” and (b) such Swap Contracts do not contain (i) any provision (“walk-away” provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party, or (ii) any provision creating or permitting the declaration of an event of default, termination event or similar event upon the occurrence of a breach hereof (other than an Event of Default under Section 8.1).

     “Person” means any individual or entity, including a trustee, corporation, limited liability company, general partnership, limited partnership, joint stock company, trust, estate, unincorporated organization, business association, firm, joint venture, Governmental Authority, or other entity.

     “Pro Rata Share” means, with respect to each Lender, the percentage of the Aggregate Commitments set forth opposite the name of that Lender on Schedule 2.1, as such share may be adjusted as contemplated herein.

     “Property” or “Properties” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

     “Quarterly Payment Date” means the last Business Day of each calendar quarter, commencing June 30, 2005.

     “Real Property” means, as of any date of determination, all real Property then or theretofore owned, leased or occupied by Borrowers or any of their respective Subsidiaries.

     “Register” has the meaning specified in Section 10.6(c).

     “Regulations T, U and X” means Regulations T, U and X, as at any time amended, of the FRB, or any other regulations in substance substituted therefor.

     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

     “Reportable Event” means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

     “Request for Extension of Credit” means a written request substantially in the form of Exhibit A or telephonic request followed by such written request, duly completed and signed by a Responsible Officer of each Borrower, in each case delivered to Administrative Agent by Requisite Notice.

     “Requisite Lenders” means, as of any date of determination, Lenders whose Voting Percentages aggregate more than 50%.

     “Requisite Notice” means, unless otherwise provided herein, (a) irrevocable written notice to the intended recipient or (b) irrevocable telephonic notice to the intended recipient, promptly followed by a written notice to such recipient. Such notices shall be (i) delivered or made to such recipient at the address, telephone number or facsimile number set forth on Schedule 10.2 or in the Administrative Questionnaire or as otherwise designated by such recipient by Requisite Notice to Administrative Agent and (ii) if made by a Borrower Party, given or made by a Responsible Officer. Any written notice shall be in the form, if any, prescribed in the applicable section herein and may be given by facsimile provided such facsimile is promptly confirmed by a telephone call to such recipient.

     “Requisite Time” means, with respect to any of the actions listed below, the time set forth opposite such action (all times are California time) on or prior to the date (the “relevant date”) of such action:

Action	Time	Date
Borrowing or prepayment of Base Rate Loans	9:00 a.m.	Relevant date

Borrowing of, continuation of, prepayment of or conversion into Eurodollar Rate Loans	10:00 a.m.	3 Business Days prior to relevant date

Voluntary Reduction of Commitments	10:00 a.m.	2 Business Days prior to relevant date

Letter of Credit action	10:00 a.m.	5 Business Days prior to relevant date

Funds made available by Lenders or Borrowers to Administrative Agent	11:00 a.m.	Relevant date

     “Responsible Officer” means the chief executive officer, president, chief financial officer or treasurer of a Borrower Party, or any other officer or partner having substantially the same authority and responsibility. Any document or certificate hereunder that is signed or executed by a Responsible Officer of a Borrower Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower Party.

     “RSA” means Reliance Steel & Aluminum Co., a California corporation.

     “RSAC Management” means RSAC Management Corp., a California corporation.

     “Shareholders’ Equity” means, as of any date of determination for RSA and its Subsidiaries on a consolidated basis, shareholders’ equity as of that date determined in accordance with GAAP.

     “SPC” has the meaning specified in Section 10.6(i).

     “Subsidiary” means, as of any date of determination and with respect to any Person, any corporation, limited liability company or partnership (whether or not, in either case, characterized as such or as a “joint venture”), whether now existing or hereafter organized or acquired: (a) in the case of a corporation or limited liability company, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership, of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries.

     “Swap Contract” means a written agreement between either Borrower and one or more financial institutions providing for “swap”, “cap”, “collar” or other interest rate protection with respect to any Indebtedness.

     “Swing Line” means the revolving line of credit established by the Swing Line Lender in favor of Borrowers pursuant to Section 2.3.

     “Swing Line Documents” means a promissory note, if requested by the Swing Line Lender, and any other documents executed by Borrowers in favor of the Swing Line Lender in connection with the Swing Line, each in form and substance satisfactory to Borrowers, the Swing Line Lender, and Administrative Agent.

     “Swing Line Lender” means Bank of America, N.A., in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

     “Swing Line Loans” means loans made by the Swing Line Lender to Borrowers under the Swing Line.

     “Swing Line Outstandings” means, as of any date of determination, the aggregate principal Indebtedness of Borrowers on all Swing Line Loans then outstanding.

     “Swing Line Sublimit” means an amount equal to the lesser of (a) the Aggregate Commitments and (b) $10,000,000. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

     “Synthetic Lease” means, with respect to any Person, (a) a so-called synthetic lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

     “Tangible Assets” means all assets determined in accordance with GAAP other than Intangible Assets.

     “Target” shall have the meaning set forth in the definition of “Permitted Acquisition”.

     “to the best knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Officer) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by a Responsible Officer).

     “type” of Committed Loan means (a) a Base Rate Loan or (b) an Eurodollar Rate Loan with an Interest Period of one, two, three, or six months thereafter, as selected by Borrowers in the Request for Extension of Credit relating thereto.

     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

     “Unreimbursed Amount” means the amount of unreimbursed drawing under any Letter of Credit.

     “Voting Percentage” means, as to any Lender, (a) at any time when the Aggregate Commitments are in effect, such Lender’s Pro Rata Share and (b) at any time after the termination of the Aggregate Commitments, the percentage (carried out to the ninth decimal place) which (i) the sum of (A) the Outstanding Amount of such Lender’s Committed Loans, plus (B) an amount equal to such Lender’s Pro Rata Share of the outstanding amount of Letter of Credit Usage, plus (C) an amount equal to such Lender’s Pro Rata Share of the Outstanding Amount of Swing Line Loans, then comprises of (ii) the Outstanding Amount of all Loans and Letter of Credit Usage; provided, however, that if any Lender has failed to fund any portion of the Committed Loans, participations in Letter of Credit Usage or participations in Swing Line Loans required to be funded by it hereunder, such Lender’s Voting Percentage shall be deemed to be zero, and the respective Pro Rata Shares and Voting Percentages of the other Lenders shall be recomputed for purposes of this definition and the definition of “Requisite Lenders” without regard to such Lender’s Commitment or the Outstanding Amount of its Committed Loans, Letter of Credit Usage and funded participations in Swing Line Loans, as the case may be.

     “Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%), or in the case of Valex Corp. ninety-five percent (95%), of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of Borrowers and their respective Wholly-Owned Subsidiaries at such time.

     “Wholly-Owned Subsidiary Guarantor” means a Guarantor that is a Wholly-Owned Subsidiary.

     1.2 Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

     1.3 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, except as otherwise specifically prescribed herein. In the event that GAAP changes during the term of this Agreement such that the financial covenants would then be calculated in a different manner or with different components, (a) Borrowers and Lenders agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrowers’ financial condition to substantially the same criteria as were effective prior to such change in GAAP and (b) Borrowers shall be deemed to be in compliance with the covenants contained in the aforesaid Sections during the 90-day period following any such change in GAAP if and to the extent that Borrowers would have been in compliance therewith under GAAP as in effect immediately prior to such change.

     1.4 Rounding. Any financial ratios required to be maintained by Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

     1.5 Exhibits and Schedules. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

     1.6 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

     1.7 References to “RSA and its Subsidiaries” or “Borrowers and their respective Subsidiaries”. Any reference herein to (i) “RSA and its Subsidiaries” or the like shall refer solely to RSA during such times, if any, as RSA shall have no Subsidiaries, or (ii) “Borrowers and their respective Subsidiaries” or the like shall refer solely to Borrowers during such times, if any, as Borrowers shall have no Subsidiaries.

     1.8 Miscellaneous Terms. The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term “including” is by way of example and not limitation.

Section 2

COMMITMENTS; INTEREST, FEES AND PAYMENT PROCEDURES

     2.1 Committed Loans.

          (a) Subject to the terms and conditions set forth in this Agreement, each Lender severally agrees, to make, Convert and Continue Committed Loans during the Availability Period as Borrowers may request; provided, however, that after giving effect to any Committed Borrowing, (i) the aggregate Outstanding Amount of all Loans and Letter of Credit Usage shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Letter of Credit Usage, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment; provided, further, that the Commitments of Lenders shall be adjusted to give effect to any assignments of the Commitments pursuant to Section 10.6. Subject to the foregoing and other terms and conditions hereof, Borrowers may borrow, Convert, Continue, prepay and reborrow Committed Loans as set forth herein without premium or penalty.

          (b) Loans made by each Lender shall be evidenced by one or more loan accounts or records maintained by such Lender in the ordinary course of business. Upon the request of any Lender made through Administrative Agent, such Lender’s Loans may be evidenced by one or more Committed Loan Notes, instead of or in addition to loan accounts. (Each such Lender may endorse on the schedules annexed to its Committed Loan Note(s) the date, amount and maturity of its Committed Loans and payments with respect thereto.) Such loan accounts, records or Committed Loan Notes shall be conclusive absent manifest error of the amount of such Loans and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrowers to pay any amount owing with respect to the Loans.

     2.2 Borrowings, Conversions and Continuations of Committed Loans.

          (a) Borrowers may irrevocably request a Borrowing, Conversion or Continuation of Committed Loans in a Minimum Amount therefor by delivering a duly completed Request for Extension of Credit therefor by Requisite Notice to Administrative Agent not later than the Requisite Time therefor. All Borrowings, Conversions or

Continuations shall constitute Base Rate Loans unless properly and timely otherwise designated as set forth in the preceding sentence.

          (b) Promptly following receipt of a Request for Extension of Credit, Administrative Agent shall notify each Lender of its Pro Rata Share thereof by Requisite Notice. In the case of a Borrowing of Loans, each Lender shall make the funds for its Loan available to Administrative Agent at Administrative Agent’s Office not later than the Requisite Time therefor on the Business Day specified in such Request for Extension of Credit. Upon satisfaction or waiver of the applicable conditions set forth in Section 4, all funds so received shall be made available to Borrowers in like funds received.

          (c) Administrative Agent shall promptly notify Borrowers and Lenders of the Eurodollar Rate applicable to any Eurodollar Rate Loan upon determination thereof.

          (d) Unless Administrative Agent and the Requisite Lenders otherwise consent, Loans with no more than ten different Interest Periods shall be outstanding at any one time.

          (e) No Loans other than Base Rate Loans may be requested or continued during the existence of an Event of Default. During the existence of an Event of Default, the Requisite Lenders may determine that any or all of the then outstanding Committed Loans other than Base Rate Loans shall be Converted to Base Rate Loans. Such Conversion shall be effective upon notice to Borrowers from Administrative Agent and shall continue so long as such Event of Default continues to exist.

          (f) If a Loan is to be made on the same date that another Loan is due and payable, Borrowers or Lenders, as the case may be, shall make available to Administrative Agent the net amount of funds giving effect to both such Loans and the effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect to each such Loan.

          (g) The failure of any Lender to make any Loan on any date shall not relieve any other Lender of any obligation to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to so make its Loan.

     2.3 Swing Line.

          (a) Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.3, from time to time through the day prior to the Maturity Date to make Swing Line Loans to Borrowers in such amounts as Borrowers may request, provided that (i) giving effect to such Swing Line Loan, the Swing Line Outstandings do not exceed the Swing Line Sublimit, (ii) without the consent of all of Lenders, no Swing Line Loan may be made during the continuation of an Event of Default and (iii) the Swing Line Lender has not given at least 24 hours prior notice to Borrowers that availability under the Swing Line is suspended or terminated; provided, further, that after giving effect to any Swing Line Loan, (x) the aggregate Outstanding Amount of all Loans and Letter of Credit Usage shall not exceed the Aggregate Commitments, and (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Letter of Credit Usage, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment; and provided, further, that the Swing Line Lender shall not make any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, Borrowers may borrow, repay and reborrow under this Section. Unless notified to the contrary by the Swing Line Lender, Borrowings under the Swing Line may be made in amounts which are integral multiples of $500,000 (“integral amount”) upon Requisite Notice made to the Swing Line Lender not later than 1:00 p.m. California time. Promptly after receipt of such a request for Borrowing, the Swing Line Lender shall obtain telephonic verification from Administrative Agent that, giving effect to such request, availability for Loans will exist under Section 2.1 (and such verification shall be promptly confirmed in writing by facsimile). Unless notified to the contrary by the Swing Line Lender, each repayment of a Swing Line Loan shall be in an amount which is an integral multiple of the integral amount. If Borrowers instruct the Swing Line Lender to debit their demand deposit account at the Swing Line Lender in the amount of any payment with respect to a Swing Line Loan, or the Swing Line Lender otherwise receives repayment, after the Swing Line Requisite Time therefor, such payment shall be deemed received on the next Business Day. The Swing Line Lender shall promptly notify Administrative Agent of the Swing Line Outstandings each time there is a change therein.

          (b) Swing Line Loans shall bear interest at a fluctuating rate per annum equal to the Base Rate plus the Applicable Margin or, if Borrowers so request, a fixed rate of interest quoted by Swing Line Lender and agreed to by Borrowers, for an interest period quoted by Swing Line Lender and agreed to by Borrowers, but in an amount not longer than ten Business Days, payable on such dates, as may be specified by the Swing Line Lender and in any event on the Maturity Date. Interest on Swing Line Loans shall be payable upon demand of the Swing Line Lender, and the Swing Line Lender shall be responsible for invoicing Borrowers for such interest. The interest payable on Swing Line Loans is solely for the account of the Swing Line Lender.

          (c) Each Swing Line Loan shall be payable on the earlier of demand made by the Swing Line Lender or the tenth Business Day after the funding of the Swing Line Loan.

          (d) Upon the making of a Swing Line Loan, each Lender shall be deemed to have purchased from the Swing Line Lender a participation therein in an amount equal to that Lender’s Pro Rata Share times the amount of the Swing Line Loan. Upon demand made by the Swing Line Lender, each Lender shall, according to its Pro Rata Share, promptly provide to the Swing Line Lender its purchase price therefor in an amount equal to its participation therein. The obligation of each Lender to so provide its purchase price to the Swing Line Lender shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event.

          (e) In the event that any Swing Line Loan is outstanding for more than ten Business Days, then on the next Business Day (unless Borrowers have made other arrangements acceptable to the Swing Line Lender to repay the Swing Line Loan), Borrowers shall request a Committed Loan in a Minimum Amount necessary to repay the Swing Line Loan in full. In the event that Borrowers fail to request a Committed Loan within the Requisite Time therefor, Administrative Agent may, but is not required to, without notice to or the consent of Borrowers, cause Committed Loans to be made by Lenders in the Minimum Amount necessary to repay the Swing Line Loan in full and, for this purpose, the conditions precedent set forth in Section 4 shall not apply. The proceeds of such Committed Loans shall be paid to the Swing Line Lender for application to the applicable Swing Line Loan.

     2.4 Letters of Credit.

          (a) Subject to the terms and conditions set forth herein, the Issuing Lender agrees, in reliance upon the agreements of Lenders set forth in this Section 2.4, to issue, supplement, modify, amend, renew, or extend such Letters of Credit for the account of Borrowers, jointly and severally, under the Commitments as Borrowers may request; provided that the Issuing Lender shall not be obligated to make any Letter of Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such Letter of Credit Extension, (i) the Outstanding Amount of all Letter of Credit Usage and all Loans would exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Letter of Credit Usage, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans would exceed such Lender’s Commitment, or (iii) the Outstanding Amount of the Letter of Credit Usage would exceed the Letter of Credit Sublimit. Each Letter of Credit shall be in a form acceptable to the Issuing Lender. Unless all Lenders, Administrative Agent, and the Issuing Lender otherwise consent in a writing delivered to Administrative Agent, the term of any Letter of Credit shall not exceed the Maturity Date. Each commercial Letter of Credit will require drafts drawn at sight.

          (b) Borrowers may irrevocably request the issuance, supplement, modification, amendment, renewal, or extension of a Letter of Credit by delivering a duly completed Letter of Credit Application therefor to the Issuing Lender, with a copy to Administrative Agent, by Requisite Notice not later than the Requisite Time therefor; provided, however, that for such requests the Requisite Notice must be in writing. Administrative Agent shall promptly notify the Issuing Lender whether such Letter of Credit Application, and the action requested pursuant thereto, conforms to the requirements of this Agreement. Upon the issuance, supplement, modification, amendment, renewal, or extension of a Letter of Credit, the Issuing Lender shall promptly notify Administrative Agent of such action and the amount and terms thereof. Letters of Credit may have automatic extension or renewal provisions (“evergreen” Letters of Credit) so long as the Issuing Lender has the right to terminate such evergreen Letters of Credit no less frequently than annually within a notice period (the “Letter of Credit Evergreen Notice Period”) to be agreed upon at the time each such Letter of Credit is issued. This Agreement shall control in the event of any conflict with any Letter of Credit Application.

          (c) Upon the issuance of a Letter of Credit, each Lender shall be deemed to have purchased a pro rata participation in such Letter of Credit, as from time to time supplemented, amended, renewed, or extended, from the Issuing Lender in an amount equal to that Lender’s Pro Rata Share. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed by Borrowers for any payment required to be made by the Issuing Lender under any Letter of Credit within the time specified in Section 2.4(d) below, each Lender shall, pro rata according to its Pro Rata Share, reimburse the Issuing Lender through Administrative Agent promptly upon demand for the amount of such payment. The obligation of each Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrowers, jointly and severally, to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit together with interest as hereinafter provided.

          (d) Borrowers agree to pay to the Issuing Lender an amount equal to any payment made by the Issuing Lender with respect to each Letter of Credit within one Business Day after demand made by the Issuing Lender therefor, together with interest on such amount from the date of any payment made by the Issuing Lender at the Default Rate. The principal amount of any such payment shall be used to reimburse the Issuing Lender for the payment made by it under the Letter of Credit. Each Lender that has reimbursed the Issuing Lender for its Pro Rata Share of any payment made by the Issuing Lender under a Letter of Credit shall thereupon acquire a pro rata participation, to the extent of such reimbursement, in the claim of the Issuing Lender against Borrowers under this Section and shall share, in accordance with that pro rata participation, in any payment made by Borrowers with respect to such claim.

          (e) If Borrowers fail to make the payment required by subsection (d) above within the time period therein set forth, the Issuing Lender shall notify Administrative Agent of such fact and the amount of such unreimbursed drawing. Administrative Agent shall promptly notify each Lender of its Pro Rata Share of such amount by Requisite Notice. Each Lender shall make funds in an amount equal its Pro Rata Share of such amount available to Administrative Agent at Administrative Agent’s Office not later than the Requisite Time on the Business Day specified by Administrative Agent. Such funds shall be paid to the Issuing Lender to reimburse it for the payment made by it under the Letter of Credit. If the conditions precedent set forth in Section 4 could be satisfied (except for the giving of a Request for Extension of Credit) on the date such funds are made available by Lenders, such funds shall be deemed a Borrowing of Base Rate Loans (without regard to the Minimum Amount therefor) requested by Borrowers. If the conditions precedent set forth in Section 4 could not be satisfied on the date such funds are made available by Lenders, such funds shall be deemed a funding of each Lender’s participation in such Letter of Credit, and such funds shall be payable by Borrowers upon demand and shall bear interest at the Default Rate.

          (f) Once an evergreen Letter of Credit is issued, Borrowers shall not be required to request that the Issuing Lender permit the renewal thereof. If such Letter of Credit could be issued within the Letter of Credit Evergreen Notice Period, the Issuing Lender shall permit the renewal of such evergreen Letter of Credit at such time; provided that the Issuing Lender shall not permit the renewal of an evergreen Letter of Credit if such evergreen Letter of Credit would expire after the Maturity Date.

          (g) The obligation of Borrowers to pay to the Issuing Lender the amount of any payment made by the Issuing Lender under any Letter of Credit shall be joint and several, absolute, unconditional, and irrevocable. Without limiting the foregoing, Borrowers’ obligations shall not be affected by any of the following circumstances:

     (i) any lack of validity or enforceability of the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

     (ii) any amendment or waiver of or any consent to departure from the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, with the consent of Borrowers;

     (iii) the existence of any claim, set-off, defense, or other rights which Borrowers may have at any time against the Issuing Lender, Administrative Agent or any Lender, any beneficiary of the Letter of Credit (or any persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

     (iv) any demand, statement, or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared to comply with the terms of the Letter of Credit;

     (v) payment by the Issuing Lender in good faith under the Letter of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of the Letter of Credit;

     (vi) the existence, character, quality, quantity, condition, packing, value or delivery of any Property purported to be represented by documents presented in connection with any Letter of Credit or for any difference between any such Property and the character, quality, quantity, condition, or value of such Property as described in such documents;

     (vii) the time, place, manner, order or contents of shipments or deliveries of Property as described in documents presented in connection with any Letter of Credit or the existence, nature and extent of any insurance relative thereto;

     (viii) the solvency or financial responsibility of any party issuing any documents in connection with a Letter of Credit;

     (ix) any failure or delay in notice of shipments or arrival of any Property;

     (x) any error in the transmission of any message relating to a Letter of Credit not caused by the Issuing Lender, or any delay or interruption in any such message;

     (xi) any error, neglect or default of any correspondent of the Issuing Lender in connection with a Letter of Credit;

     (xii) any consequence arising from acts of God, wars, insurrections, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of the Issuing Lender;

     (xiii) so long as the Issuing Lender in good faith determines that the document appears to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to the Issuing Lender in connection with a Letter of Credit; and

     (xiv) where the Issuing Lender has acted in good faith and observed general banking usage, any other circumstances whatsoever.

          (h) Unless otherwise expressly agreed by the Issuing Lender and Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

          (i) Concurrently with the issuance of each Letter of Credit, Borrowers shall pay a letter of credit issuance fee to the Issuing Lender, for the sole account of the Issuing Lender, in an amount set forth in the Fee Letter. Borrowers shall also pay to Administrative Agent, for the ratable account of Lenders in accordance with their Pro Rata Share, a Letter of Credit fee in an amount equal to the Applicable Margin times the average daily maximum amount available to be drawn on such outstanding Letter of Credit, computed and payable in arrears on the last day of each calendar quarter, commencing June 30, 2005, through the date upon which the outstanding Letter of Credit shall expire, with the final payment to be made on such expiration date (provided that the minimum fee for each Letter of Credit shall be $500 per annum). Borrowers shall also pay to the Issuing Lender for its own account, from time to time on demand, the Issuing Lender’s standard processing fees, costs and charges with respect to Letters of Credit. The Letter of Credit issuance fee and the Letter of Credit fee are nonrefundable.

          (j) As of the Closing Date, Bank of America has issued for the account of RSA certain existing letters of credit listed on Schedule 2.4 hereto (collectively, the “Existing Letters of Credit”). On the Closing Date, each Lender will purchase a participation in the Existing Letters of Credit in the same manner as if the Existing Letters of Credit had been a Letter of Credit issued hereunder. With respect to the Existing Letters of Credit, from and after the Closing Date the letter of credit fee for the ratable account of Lenders will accrue and the undrawn amount thereof shall constitute Letter of Credit Usage.

     2.5 Prepayments.

          (a) Upon Requisite Notice to Administrative Agent not later than the Requisite Time therefor, Borrowers may at any time and from time to time voluntarily prepay Committed Loans in the Minimum Amount therefor. Administrative Agent will promptly notify each Lender thereof and of such Lender’s Pro Rata Share of such prepayment.

          (b) If for any reason the Outstanding Obligations exceed the Aggregate Commitments as in effect or as reduced or because of any limitation set forth in this Agreement or otherwise, Borrowers shall immediately prepay Loans and/or deposit cash to be held by Administrative Agent in an interest-bearing cash collateral account as collateral for Letter of Credit Usage hereunder in an aggregate amount equal to such excess.

          (c) Any prepayment of a Loan other than a Base Rate Loan shall be accompanied by all accrued interest thereon, together with the costs set forth in Section 3.6.

     2.6 Voluntary Reduction or Termination of Commitments. Upon Requisite Notice to Administrative Agent not later than the Requisite Time therefor, Borrowers shall have the right, at any time and from time to time, without penalty or charge, to permanently and irrevocably reduce the Commitments in a Minimum Amount therefor, or terminate the then unused portion of the Commitments, provided, that Borrowers shall not terminate or reduce the Commitments if, after giving effect thereto and any concurrent prepayment hereunder, the Outstanding Obligations would exceed the Aggregate Commitments; provided further, that any such reduction or termination shall be accompanied by payment of all accrued and unpaid commitment fees with respect to the portion of the Commitments being reduced or terminated. Administrative Agent shall promptly notify Lenders of any request for reduction or termination of the Commitments under this Section. Each Lender’s Commitment shall be reduced by an amount equal to such Lender’s Pro Rata Share times the amount of such reduction.

     2.7 Principal and Interest.

          (a) If not sooner paid, Borrowers shall pay, and jointly and severally agree to pay, the outstanding principal amount of each Committed Loan on the Maturity Date.

          (b) Subject to subsection (c), Borrowers jointly and severally agree to pay interest on the unpaid principal amount of the Loans (before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law) from the date borrowed until paid in full (whether by acceleration or otherwise) (i) in the case of Committed Loans, on each Interest Payment Date for each type of Loan at a rate per annum equal to the applicable interest rate determined in accordance with the definition thereof, plus, if applicable, Applicable Margin, and (ii) in the case of Swing Line Loans, at such times and at such rates as set forth in Section 2.3.

          (c) If any amount payable by Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), it shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Upon the request of the Requisite Lenders, while any Event of Default exists, Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts including, without limitation, interest on past due interest shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable Laws and payable upon demand.

     2.8 Fees.

          (a) Commitment Fee. Borrowers jointly and severally agree to pay to Administrative Agent for the account of each Lender pro rata according to its Pro Rata Share, a commitment fee equal to the Applicable Margin times the actual daily amount by which the Aggregate Commitments exceed the Outstanding Obligations (excluding Swing Line Loans). The commitment fee shall accrue at all times from the Closing Date until the Maturity Date and shall be payable quarterly in arrears on the last Business Day of each Quarterly Payment Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. The commitment fee shall accrue at all times, including at any time during which one or more conditions in Section 4 are not met.

          (b) Other Fees.

     (i) Borrowers shall pay to the Arranger, Administrative Agent and the Issuing Lender for their own respective accounts (or, to the extent specified in the Fee Letter, for the account of Lenders) fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

     (ii) Borrowers shall pay to Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

     2.9 Computation of Interest and Fees. Computation of interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed; computation of interest on all other types of Loans and all fees under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to Lenders than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made; interest shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Any Loan that is repaid on the same day on which it is made shall bear interest for one day. Notwithstanding anything in this Agreement to the contrary, interest in excess of the maximum amount permitted by applicable Laws shall not accrue or be payable hereunder, and any amount paid as interest hereunder which would otherwise be in excess of such maximum permitted amount shall instead be treated as a payment of principal.

     2.10 Manner and Treatment of Payments among Lenders, Borrowers and Administrative Agent.

          (a) All payments to be made by Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrowers or any Lender hereunder shall be made to Administrative Agent at Administrative Agent’s Office not later than the Requisite Time for such type of payment in Dollars in immediately available funds. The Administrative Agent will promptly distribute to each Lender any such payment made by either Borrower for the account of Lenders such Lender’s Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received after such Requisite Time shall be deemed received on the next succeeding Business Day. All payments shall be made in immediately available funds in lawful money of the United States of America.

          (b) Upon satisfaction of any applicable terms and conditions set forth herein, Administrative Agent shall promptly make any amounts received in accordance with the prior subsection available in like funds received as follows: (i) if payable to Borrowers, by crediting the Designated Deposit Account, and (ii) if payable to any Lender, by wire transfer to such Lender at the address specified in Schedule 10.2 or the Administrative Questionnaire. Administrative Agent’s determination, or any Lender’s determination not contradictory thereto, of any amount payable hereunder shall be conclusive in the absence of manifest error.

          (c) Subject to the definition of “Interest Period,” if any payment to be made by Borrowers or any other Borrower Party shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day and the extension of time shall be reflected in computing interest and fees.

          (d) Unless Borrowers or any Lender have notified Administrative Agent prior to the date any payment to be made by them is due, that they do not intend to remit such payment, Administrative Agent may, in its discretion, assume that Borrowers or Lender, as the case may be, have timely remitted such payment and may, in its discretion and in reliance thereon, make available such payment to the Person entitled thereto. If such payment was not in fact remitted to Administrative Agent, then:

     (i) if Borrowers failed to make such payment, each Lender shall forthwith on demand repay to Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by Administrative Agent to such Lender to the date such amount is repaid to Administrative Agent at the Federal Funds Rate; and

     (ii) if any Lender failed to make such payment, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent promptly shall notify Borrowers, and Borrowers shall pay such corresponding amount to Administrative Agent. Administrative Agent also shall be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Administrative Agent or Borrowers to the date such corresponding amount is recovered by Administrative Agent, (A) from such Lender at a rate per annum equal to the daily Federal Funds Rate, and (B) from Borrowers, at a rate per annum equal to the interest rate applicable to such Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill it Commitments or to prejudice any rights which Administrative Agent or Borrowers may have against any Lender as a result of any default by such Lender hereunder.

     2.11 Funding Sources. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

     2.12 Extension of Maturity Date. At the request of Borrowers and with the written consent of all of Lenders (which may be given or withheld in the sole and absolute discretion of each Lender) pursuant to this Section the Maturity Date may be extended for one-

year periods, provided no Default or Event of Default has occurred and is continuing at the time of such request. Not earlier than three months prior to each anniversary of the Closing Date, nor later than any anniversary of the Closing Date, Borrowers may request by Requisite Notice made to Administrative Agent (who shall promptly notify Lenders) a one year extension of the Maturity Date. Such request shall include a certificate signed by a Responsible Officer stating that (a) the representations and warranties contained in Section 5 are true and correct on and as of the date of such certificate and (b) no Default or Event of Default has occurred and is continuing. Each Lender shall, within 15 Business Days of Administrative Agent delivering such notice to such Lender, notify in writing Administrative Agent whether it consents to or declines such request. Administrative Agent shall, after receiving the notifications from all of Lenders or the expiration of such period, whichever is earlier, notify Borrowers and Lenders of the results thereof. If all of Lenders have consented in writing, then the Maturity Date shall be extended for one year.

     2.13 Automatic Deduction. On each date when the payment of any principal, interest or fees are due hereunder or under any Note, Borrowers agree to maintain on deposit in an ordinary checking account maintained by Borrowers with Administrative Agent (as such account shall be designated by Borrowers in a written notice to Administrative Agent from time to time, the “Borrowers Account”) an amount sufficient to pay such principal, interest or fees in full. Borrowers hereby authorize Administrative Agent (i) to deduct automatically all interest or fees when due hereunder or under the Notes from the Borrowers Account, and (ii) if and to the extent any payment under this Agreement or any other Loan Document is not made when due, to deduct automatically any such amount from any or all of the accounts of Borrowers maintained with Administrative Agent. Administrative Agent agrees to provide timely notice to Borrowers of any automatic deduction made pursuant to this Section 2.13.

     2.14 Obligations of Lenders Several. The obligations of Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.4(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.4(c).

Section 3
TAXES, YIELD PROTECTION AND ILLEGALITY

     3.1 Taxes.

     (a) Each payment of any amount payable by Borrowers or any other Borrower Party under this Agreement or any other Loan Document shall be made free and clear of, and without reduction by reason of, any Applicable Taxes. To the extent that Borrowers are obligated by applicable Laws to make any deduction or withholding on account of Applicable Taxes or Lender Taxes from any amount payable to any Lender or the Issuing Lender under this Agreement, Borrowers shall promptly notify Administrative Agent of such fact and (a) make such deduction or withholding and pay the same to the relevant Governmental Authority and (b) in case of an Applicable Tax, pay such additional amount directly to that Lender or the Issuing Lender as is necessary to result in that Lender or the Issuing Lender receiving a net after-Applicable Tax amount equal to the amount to which that Lender or the Issuing Lender would have been entitled under this Agreement absent such deduction or withholding. Within 30 days after the date of any payment by Borrowers of any amounts pursuant to this section, Borrowers shall furnish to Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to Administrative Agent.

     (b) Indemnification by Borrowers. Borrowers shall indemnify Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Applicable Taxes (including for the full amount of any Applicable Taxes imposed or asserted on or attributable to amounts payable under this paragraph) paid by Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Applicable Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

     3.2 Increased Costs. If any Lender or the Issuing Lender reasonably determines that any Laws or guidelines (whether or not having the force of law), or compliance therewith, have the effect of increasing its cost of agreeing to make or making, to issue or participating in, funding or maintaining any Loans or Letters of Credit, then Borrowers shall, upon demand by such Lender or the Issuing Lender (with a copy of such demand to Administrative Agent), pay to Administrative Agent for the account of such Lender or the Issuing Lender additional amounts sufficient to compensate such Lender or the Issuing Lender for such increased cost.

     3.3 Capital Adequacy. If any Lender or the Issuing Lender determines that any Laws regarding capital adequacy, or compliance by such Lender or the Issuing Lender (or its Lending Office) or any corporation controlling Lender or the Issuing Lender, with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority not imposed as a result of the Issuing Lender’s, such Lender’s or such corporation’s failure to comply with any other Laws, affects or would affect the amount of capital required or expected to be maintained by such Lender, the Issuing Lender or any corporation controlling such Lender or the Issuing Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s and the Issuing Lender’s desired return on capital) determines in good faith that the amount of such capital is increased, or the rate of return on capital is reduced, as a consequence of its obligations under this Agreement, then upon demand of such Lender or the Issuing Lender (with a copy to Administrative Agent), Borrowers shall pay to such Lender or the Issuing Lender, from time to time as specified in good faith by such Lender or the Issuing Lender, additional amounts sufficient to compensate such Lender or the Issuing Lender in light of such circumstances, to the extent reasonably allocable to such obligations under this Agreement.

          3.4 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to Borrowers through Administrative Agent, any obligation of such Lender to make Eurodollar Rate Loans shall be suspended until such Lender notifies Administrative Agent and Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrowers shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or Convert all Eurodollar Rate Loans of such Lender, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

          3.5 Inability to Determine Rates. If, in connection with any Request for Extension of Credit, Administrative Agent determines that (a) Dollar deposits are not being offered to Lenders in the applicable offshore Dollar market for the applicable amount and Interest Period of the requested Loan, (b) adequate and reasonable means do not exist for determining the underlying interest rate (other than the Base Rate) for the Loans requested therein, or (c) such underlying interest rates do not adequately and fairly reflect the cost to Lenders of funding such Loan, Administrative Agent will promptly so notify Borrowers and each Lender. Thereafter, the obligation of Lenders to make or maintain Loans based upon such affected interest rate shall be suspended until Administrative Agent revokes such notice. Upon receipt of such notice, Borrowers may revoke any pending Request for Extension of Credit for such type of Loan or, failing that, be deemed to have converted such Request for Extension of Credit into a request for Base Rate Loans in the amount specified therein.

          3.6 Breakfunding Costs. Upon Continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day in the applicable Interest Period (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise and including any such action required under this Section 3), or upon the failure of Borrowers (for a reason other than the failure of a Lender to make a Loan) to borrow, Continue or Convert any Loan other than a Base Rate Loan on the date or in the amount specified in any Request for Extension of Credit, then Borrowers shall, upon demand made by any Lender (with a copy to Administrative Agent), reimburse each Lender and hold each Lender harmless from any loss or expense which Lender may sustain or incur as a consequence thereof, including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

          3.7 Matters Applicable to all Requests for Compensation.

          (a) Administrative Agent and any Lender shall provide reasonable detail to Borrowers regarding the manner in which the amount of any payment to

Administrative Agent or that Lender under this Section 3 has been determined, concurrently with demand for such payment. Administrative Agent’s or any Lender’s determination of any amount payable under this Section 3 shall be conclusive in the absence of manifest error.

          (b) For purposes of calculating amounts payable under this Section 3 any Loan shall be deemed to have been funded at the applicable interest rate set forth in the definition thereof whether or not such Loan was, in fact, so funded.

          (c) All of Borrowers’ obligations under this Section 3 shall survive termination of the Aggregate Commitments and payment in full of all Outstanding Obligations hereunder.

Section 4
CONDITIONS

          4.1 Initial Loans, Etc. The obligation of each Lender to make the initial Loan to be made by it, or the obligation of the Issuing Lender to issue the initial Letter of Credit (as applicable), is subject to the following conditions precedent, each of which shall be satisfied prior to the making of the initial Loans (unless all of Lenders, in their sole and absolute discretion, shall agree otherwise):

          (a) Administrative Agent shall have received all of the following, each of which shall be originals unless otherwise specified, each properly executed by a Responsible Officer of each Borrower (except in the case of the Master Subsidiary Guaranty under subsection (iii)), each dated as of the Closing Date or, in the case of the documents required under subsection (iv) below, as of a recent date, and each in form and substance satisfactory to Administrative Agent, each of the Lenders, and their respective legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless Administrative Agent otherwise agrees or directs):

          (i) at least one executed counterpart of this Agreement, together with arrangements satisfactory to Administrative Agent for additional executed counterparts of this Agreement, sufficient in number for distribution to each Lender and Borrowers;

          (ii) Committed Loan Notes executed by Borrowers in favor of each Lender requesting a Committed Loan Note, each in a principal amount equal to that Lender’s Pro Rata Share;

          (iii) the Master Subsidiary Guaranty executed by each Material Domestic Subsidiary (other than RSAC Management);

          (iv) with respect to Borrowers and each Material Domestic Subsidiary, such documentation as may be required to establish the due organization, valid existence and good standing of Borrowers and each such Material Domestic Subsidiary, its qualification to engage in business in each jurisdiction in which it is engaged in business or required to be so qualified (where failure to be qualified could reasonably be expected to result in a Material Adverse Effect), its authority to execute, deliver and perform any Loan Documents to which it is a party, the identity, authority and capacity of each Responsible Officer thereof authorized to act on its behalf, including certified copies of articles of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions, incumbency certificates, certificates of Responsible Officers, and the like; provided, that certificated copies of the articles of incorporation and amendments thereto with respect to AMI Metals, Inc., Siskin Steel & Supply Company, Inc., and RSAC, certain good standing certificates with respect to AMI Metals, Inc., Siskin Steel & Supply Company, Inc., Liebovich Bros., Inc. and PDM Steel Service Centers, Inc. and tax good standing certificate with respect to RSAC will not be required to be delivered until June 30, 2005;

          (v) the Opinion of Counsel;

          (vi) written evidence that the Existing Credit Facility has been or will be concurrently terminated and that any Liens securing such facility have been or will be concurrently released;

          (vii) a certificate signed by a Responsible Officer certifying that (i) the conditions specified in Sections 4.1(d) and 4.1(e) have been satisfied, (ii) there shall not have occurred a material adverse change since December 31, 2004 in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of Borrowers and their respective Subsidiaries taken as a whole or in the facts and information regarding such entities as represented to Administrative Agent or any Lender on or prior to the Closing Date, and (iii) the omnibus amendment to each of the note purchase agreements listed on Schedule 7.2 hereto have been executed and delivered by RSA and the Required Holders (as defined in each such note purchase agreement) thereof and consented to by each Material Domestic Subsidiary;

          (viii) a duly completed Compliance Certificate as of the last day of the fiscal quarter of RSA and its Subsidiaries on a consolidated basis ended on March 31, 2005, signed by a Responsible Officer of RSA;

          (ix) the omnibus amendment to each of the note purchase agreements listed on Schedule 7.2 hereto, in form and substance reasonably satisfactory to Administrative Agent, executed by RSA and the Required Holders (as defined in each such note purchase agreement) thereof and consented to by each Material Domestic Subsidiary; and

          (x) such other assurances, certificates, documents, consents or opinions as Lenders or Administrative Agent reasonably may require.

          (b) Any fees required to be paid on or before the Closing Date shall have been paid.

          (c) Attorney Costs of Bank of America to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute Bank of America’s reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not hereafter preclude final settling of accounts between Borrowers and Bank of America) shall have been paid.

          (d) The representations and warranties of Borrowers contained in Section 5 shall be true and correct.

          (e) Borrowers and any other Borrower Parties shall be in compliance with all the terms and provisions of the Loan Documents, and giving effect to the initial Loan (or initial Letter of Credit, as applicable) no Default or Event of Default shall have occurred and be continuing.

     Without limiting the generality of the provisions of Section 9.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

          4.2 Any Extension of Credit. The obligation of each Lender and any Issuing Lender to make any Extension of Credit is subject to the following conditions precedent:

          (a) the representations and warranties of Borrowers contained in Section 5 are true and correct in all material respects as though made on and as of the above date;

          (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed Extension of Credit.

          (c) Administrative Agent shall have timely received a duly completed Request for Extension of Credit or Letter of Credit Application, as applicable, by Requisite Notice by the Requisite Time therefor; and

          (d) Administrative Agent shall have received such other assurances, certificates, documents or consents related to the foregoing as Administrative Agent or Requisite Lenders reasonably may require.

Section 5
REPRESENTATIONS AND WARRANTIES

          Borrowers, jointly and severally, represent and warrant to Administrative Agent and Lenders that:

          5.1 Existence and Qualification; Power; Compliance With Laws. Each Borrower and each of its respective Subsidiaries is a corporation duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Borrower and each of its respective Subsidiaries is duly qualified or registered to transact business and is in good standing in each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect. Each Borrower and each of its respective Subsidiaries has all requisite corporate power and authority to conduct its business, to own and lease its Properties and to execute and deliver each Loan Document to which it is a party and to perform its Obligations. All outstanding shares of capital stock of each Borrower and each of its respective Subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and no holder thereof has any enforceable right of rescission under any applicable state or federal securities Laws. Each Borrower and each of its respective Subsidiaries is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of its business, except where the failure so to comply, file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

          5.2 Authority; Compliance With Other Agreements and Instruments and Government Regulations. The execution, delivery and performance by Borrowers and each of their respective Subsidiaries of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action, and do not and will not:

          (a) Require any consent or approval not heretofore obtained of any partner, director, stockholder, security holder or creditor of such party;

          (b) Violate or conflict with any provision of such party’s charter, articles of incorporation or bylaws, as applicable;

          (c) Result in or require the creation or imposition of any Lien upon or with respect to any Property now owned or leased or hereafter acquired by such party;

          (d) Violate any Laws applicable to such party; and

          (e) Result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which such party is a party or by which such party or any of its Property is bound or affected;

          5.3 No Governmental Approvals or Other Consents Required. No authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Authority or any other Person is or will be necessary or required to authorize or permit under applicable Laws the execution, delivery and performance by, or enforcement against, Borrowers and their respective Subsidiaries of the Loan Documents to which it is a party.

          5.4 Binding Obligations. Each of the Loan Documents to which Borrowers or any Subsidiary thereof is a party will, when executed and delivered by such party, constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

          5.5 Litigation. Except for (a) any matter fully covered as to subject matter and amount (subject to applicable deductibles and retentions) by insurance for which the insurance carrier has not asserted lack of subject matter coverage or reserved its right to do so, (b) any matter, or series of related matters, involving a claim against Borrowers or any Subsidiary thereof of less than $5,000,000, (c) matters of an administrative nature not involving a claim or charge against Borrowers or any of their respective Subsidiaries and (d) matters set forth in Schedule 5.5, there are no actions, suits, proceedings or investigations pending as to which Borrowers or any of their respective Subsidiaries have been served or have received notice or, to the best knowledge of Borrowers, threatened against or affecting Borrowers or any of their respective Subsidiaries or any Property of any of them before any Governmental Authority, which if adversely determined would have a Material Adverse Effect.

          5.6 No Default. No event has occurred and is continuing that is a Default or Event of Default.

          5.7 ERISA Compliance.

          (a) Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Pension Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the United States Internal Revenue Service or an application for such a letter is currently being processed by the United States Internal Revenue Service with respect thereto and, to the best knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrowers and each ERISA Affiliate have made all required contributions to any Pension Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

          (b) There are no pending or, to the best knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability, other than Unfunded Pension Liability which, when aggregated with all Unfunded Pension Liability of all other Pension Plans, does not exceed $5,000,000 in the aggregate at any time; (iii) neither Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

          5.8 Use of Proceeds; Margin Regulations. No part of the proceeds of any Loan hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any Margin Stock in violation of Regulations T, U and X. Margin Stock does not constitute more than 5% of the value of the combined assets of RSA and its Subsidiaries and RSA does not have any present intention that Margin Stock will constitute more than 5% of the value of such assets.

          5.9 Title to Property. Borrowers and their respective Subsidiaries have valid title to the Property reflected in the balance sheet described in Section 5.12(a), other than items of Property which are immaterial to Borrowers and their Subsidiaries, taken as a whole, and Property subsequently sold or disposed of in the ordinary course of business, free and clear of all Liens, other than Liens described in Schedule 5.9 or permitted by Section 7.1.

          5.10 Intangible Assets. Borrowers and their respective Subsidiaries own, or possess the right to use to the extent necessary in their respective businesses, all material trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of their businesses as now operated, and no such Intangible Asset, to the best knowledge of Borrowers, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict constitutes a Material Adverse Effect.

          5.11 Tax Liability. Borrowers and their respective Subsidiaries have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Borrowers or any of their respective Subsidiaries, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained and (b) immaterial taxes so long as no material item or portion of Property of Borrowers or any of their respective Subsidiaries is in jeopardy of being seized, levied upon or forfeited.

          5.12 Financial Statements.

          (a) The audited consolidated balance sheet dated December 31, 2004, the quarterly consolidated balance sheets dated March 31, 2005, of RSA and its Subsidiaries, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for the Fiscal Year or Fiscal Quarter, as applicable, ended on those dates (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present the financial condition of RSA and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and (iii) show all material Indebtedness and other liabilities, direct or contingent, of RSA and its Subsidiaries as of the date thereof, including liabilities for taxes or other material commitments.

          (b) Since the date of the audited financial statements referred to in subsection (a) above, there has been no Material Adverse Effect.

          5.13 Environmental Compliance. Each Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof each Borrower has reasonably concluded that compliance with such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          5.14 Public Utility Holding Company Act; Investment Company Act. Neither Borrowers nor any of their respective Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended. Neither Borrowers nor any of their respective Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

          5.15 Subsidiaries. Schedule 5.15 hereto correctly sets forth the names, form of legal entity, number of shares of capital stock issued and outstanding, number of shares owned by Borrowers or any Subsidiary of Borrowers (specifying such owner) and jurisdictions of organization of all Subsidiaries of Borrowers (other than Borrowers). Each Material Domestic Subsidiary (other than RSAC Management) has executed and delivered the Master Subsidiary Guaranty. Unless otherwise indicated in Schedule 5.15, all of the outstanding shares of capital stock, or all of the units of equity interest, as the case may be, of each Subsidiary are owned of record and beneficially by Borrowers, as applicable, there are no outstanding options, warrants or other rights to purchase capital stock of any such Subsidiary, and all such shares or equity interests so owned are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable state and federal securities and other Laws, and are free and clear of all Liens except for Permitted Liens. From time to time, Borrowers may update Schedule 5.15 by delivering a revised version to Administrative Agent, whereupon the Credit Agreement shall be deemed to be amended as set forth in such revised Schedule 5.15.

          5.16 Insurance. The properties of Borrowers and their respective Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrowers, in such amounts, with such deductibles and self-insurance and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrowers or such Subsidiary operates.

          5.17 Disclosure. No written statement made by a Responsible Officer to Administrative Agent or any Lender in connection with this Agreement, or in connection with any Loan, as of the date thereof contained any untrue statement of a material fact or omitted a material fact necessary to make the statement made not misleading in light of all the circumstances existing at the date the statement was made.

Section 6
AFFIRMATIVE COVENANTS

          So long as any Loan remains unpaid, or any other Obligation remains unpaid or unperformed, any Letter of Credit remains outstanding, or any portion of the Commitments remains in force, Borrowers shall, and shall cause each of their respective Subsidiaries to:

          6.1 Financial Statements. Deliver to Administrative Agent in form and detail reasonably satisfactory to Administrative Agent and the Requisite Lenders, with sufficient copies for each Lender:

          (a) As soon as practicable, and in any event within 95 days after the end of each Fiscal Year, (i) the consolidated balance sheet of RSA and its Subsidiaries as at the end of such Fiscal Year and the consolidated statements of operations, Shareholders’ Equity and cash flows, in each case of RSA and its Subsidiaries for such Fiscal Year and (ii) consolidating (in accordance with past consolidating practices of RSA) balance sheets and statements of operations, in each case as at the end of and for the Fiscal Year, all in reasonable detail. Such financial statements shall be prepared in accordance with GAAP, consistently applied, and such consolidated balance sheet and consolidated statements shall be accompanied by a report of independent public accountants of recognized standing selected by RSA and reasonably satisfactory to the Requisite Lenders, which report shall be prepared in accordance with generally accepted auditing standards and applicable securities laws as at such date, and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any “going concern” or like qualification or exception nor to any other qualification or exception that are reasonably determined by the Requisite Lenders in their good faith business judgment to be materially adverse to the interests of Lenders. Such accountants’ report shall be accompanied by a certificate stating that they have read this Agreement and, in making the examination pursuant to generally accepted auditing standards necessary for the certification of such financial statements and such report, such accountants have obtained no knowledge of any Default;

          (b) As soon as practicable, and in any event within 50 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in any Fiscal Year), the consolidated balance sheet of RSA and its Subsidiaries as at the end of such Fiscal Quarter and the consolidated statement of operations for such Fiscal Quarter, and its statement of cash flows for the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail.

          6.2 Certificates, Notices and Other Information. Deliver to Administrative Agent in form and detail satisfactory to Administrative Agent and the Requisite Lenders, with sufficient copies for each Lender:

          (a) Concurrently with the financial statements required pursuant to Sections 6.1(a) and 6.1(b), a Compliance Certificate signed by a Responsible Officer of each Borrower;

          (b) Promptly after any request by Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of either Borrower by independent accountants in connection with the accounts or books of RSA or any of its Subsidiaries, or any audit of any of them;

          (c) Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of RSA, and copies of all annual, regular, periodic and special reports and registration statements which RSA may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and not otherwise required to be delivered to Lenders pursuant to other provisions of this Section;

          (d) Promptly after request by Administrative Agent or any Lender, copies of any other report or other document that was filed by each Borrower or any of its Subsidiaries with any Governmental Authority;

          (e) As soon as practicable, notice of the occurrence of any (i) ERISA Event, other than with respect to the standard termination of a Pension Plan as to which neither Borrower Party nor any of its ERISA Affiliates has any liability (contingent or otherwise) and to which the Borrower Parties have contributed less than $5,000,0000 in the aggregate with respect to all such Pension Plans, (ii) “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) in connection with any Pension Plan or any trust created thereunder, (iii) the adoption of, or the commencement of contributions to, any Pension Plan subject to Section 412 of the Code by Borrowers or any ERISA Affiliate, or (iv) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability, telephonic notice specifying the nature thereof, and, no more than five Business Days after such telephonic notice, written notice again specifying the nature thereof and specifying what action Borrowers or any of their respective Subsidiaries are taking or propose to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

          (f) With reasonable promptness copies of (a) all notices received by Borrowers or any of their ERISA Affiliates of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan; (b) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrowers or any of their ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan, other than a Pension Plan to which neither Borrower contributes nor as to which either Borrower has any liability (contingent or otherwise); and (c) all notices received by Borrowers or any of their ERISA Affiliates from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;

          (g) As soon as practicable, notice of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default, specifying the nature and period of existence thereof and specifying what action Borrowers are taking or propose to take with respect thereto;

          (h) As soon as practicable, notice of (i) the commencement of a legal proceeding or investigation (which investigation is known to either Borrower) with respect to a claim against Borrowers or any of their respective Subsidiaries that is $5,000,000 or more in excess of the amount thereof that is fully covered by insurance, including pursuant to any applicable Environmental Laws, (ii) any creditor or lessor under a written credit agreement or material lease asserting a default thereunder on the part of Borrowers or any of their respective Subsidiaries, (iii) commencement of a legal proceeding with respect to a claim against Borrowers or any of their respective Subsidiaries under a contract that is not a credit agreement or material lease in excess of $5,000,000 or which otherwise may reasonably be expected to result in a Material Adverse Effect, or (iv) any labor union notifying Borrowers of its intent to strike Borrowers or any of their respective Subsidiaries on a date certain and such strike would involve more than 250 employees of Borrowers and their respective Subsidiaries, a written notice describing the pertinent facts relating thereto and what action Borrowers or their respective Subsidiaries are taking or propose to take with respect thereto;

or (v) any material development in any litigation or proceeding (as described in clauses (i) and (iii) above) affecting Borrowers or their respective Subsidiaries;

          (i) Notice of any material change in accounting policies or financial reporting practices by RSA or any of its Subsidiaries (other than changes required by GAAP or by regulations promulgated by the Securities and Exchange Commission);

          (j) Promptly, such other data and information as from time to time may be reasonably requested by Administrative Agent, any Lender (through Administrative Agent) or the Requisite Lenders.

Borrowers hereby acknowledge that (a) Administrative Agent and/or the Arranger will make available to Lenders and the Issuing Lender materials and/or information provided by or on behalf of Borrowers hereunder (collectively, “Borrowers Materials”) by posting the Borrowers Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrowers or their respective securities) (each, a “Public Lender”). Each Borrower hereby agrees that so long as such Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrowers Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrowers Materials “PUBLIC,” each Borrower shall be deemed to have authorized Administrative Agent, the Arranger, the Issuing Lender and Lenders to treat such Borrowers Materials as not containing any material non-public information with respect to Borrowers or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrowers Materials constitute Information, they shall be treated as set forth in Section 10.7); (y) all Borrowers Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) Administrative Agent and the Arranger shall be entitled to treat any Borrowers Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, Borrowers shall be under no obligation to mark any Borrowers Materials “PUBLIC.”

          6.3 Guaranties of Material Domestic Subsidiaries. Cause any of their respective Material Domestic Subsidiaries, within 45 days after becoming a Material Domestic Subsidiary, to become a Guarantor under the Master Subsidiary Guaranty and to deliver to Administrative Agent (i) a Certificate Regarding Additional Guarantors substantially in the form of Exhibit A to the Master Subsidiary Guaranty (with appropriate insertions made and executed by its authorized officer) and (ii) a Certificate of Secretary substantially in the form of Exhibit B to the Master Subsidiary Guaranty (with appropriate insertions made, the required documents attached and executed by its secretary or other responsible officer).

          6.4 Security. In the event that other Debt of any Borrower Party that was secured by the Security Agreement (as defined in the Existing Credit Agreement) is after the Closing Date supported by any Lien or security agreement from Borrowers or any of their

Subsidiaries, Borrowers shall and shall cause their Subsidiaries to (i) provide each Lender with at least 30 days’ prior written notice thereof, which notice shall describe in reasonable detail such proposed other Lien or security agreement and (ii) concurrent with the effectiveness of such other Lien or security agreement, execute and deliver to each Lender, a new security agreement in the form of the Security Agreement (or such other form of security agreement as shall be acceptable to Administrative Agent) granting a first priority Lien on the Collateral (as defined in the Security Agreement or such other security agreement) to Administrative Agent for the benefit of Lenders; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of Section 7.1.

          6.5 Preservation of Existence. Preserve and maintain their respective existences in the jurisdiction of their formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Authority that are necessary for the transaction of their respective business, except where the failure to so preserve and maintain the existence of any of each Borrower’s Subsidiaries and such authorizations would not constitute a Material Adverse Effect and except that a merger permitted hereunder shall not constitute a violation of this covenant; and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties except where the failure to so qualify or remain qualified would not constitute a Material Adverse Effect.

          6.6 Maintenance of Properties. Maintain, preserve and protect all of their respective depreciable Properties in good order and condition, subject to normal wear and tear in the ordinary course of business, and not permit any waste of their respective Properties, except that the failure to maintain, preserve and protect a particular item of depreciable Property that is not of significant value, either intrinsically or to the operations of each Borrower and its respective Subsidiaries, taken as a whole, shall not constitute a violation of this covenant.

          6.7 Maintenance of Insurance. Maintain liability, casualty and other insurance (subject to customary deductibles, self-insurance, and retentions) with responsible insurance companies in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which each Borrower and its respective Subsidiaries operate.

          6.8 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

          6.9 Compliance With Laws. Comply, within the time period, if any, given for such compliance by the relevant Governmental Authority, with all Laws noncompliance with which constitutes a Material Adverse Effect, except that each Borrower and its respective Subsidiaries need not comply with Laws then being contested by any of them in good faith by appropriate proceedings.

          6.10 Environmental Laws. Conduct its operations and keep and maintain its property in compliance in all material respects with all Environmental Laws.

          6.11 Inspection Rights. Subject to the confidentiality provisions of Section 10.7, upon reasonable notice, at any time during regular business hours and as often as requested (but not so as to materially interfere with the business of each Borrower or any of its respective Subsidiaries or the performance by any officer of his or her responsibilities), permit Administrative Agent or any Lender, or any authorized employee, agent or representative thereof, to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the Properties of, each Borrower and its respective Subsidiaries and to discuss the affairs, finances and accounts of each Borrower and its respective Subsidiaries with any of their officers, key employees or accountants and, upon request, furnish promptly to Administrative Agent or any Lender true copies of all financial information made available to the board of directors or audit committee of the board of directors of each Borrower.

          6.12 Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over each Borrower or any of its respective Subsidiaries.

          6.13 Compliance with ERISA. Cause, and cause each of its ERISA Affiliates to: (a) maintain each Pension Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Pension Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Pension Plan subject to Section 412 of the Code.

          6.14 Compliance With Agreements. Promptly and fully comply with all Contractual Obligations under all material agreements, indentures, leases and/or instruments to which any one or more of them is a party, whether such material agreements, indentures, leases or instruments are with a Lender or another Person, except for any such Contractual Obligations (a) the performance of which would cause a Default or (b) then being contested by any of them in good faith by appropriate proceedings or if the failure to comply with such agreements, indentures, leases or instruments does not constitute a Material Adverse Effect.

          6.15 Use of Proceeds. Use the proceeds of Loans for repayment in full of Borrowers’ obligations under the Existing Credit Facility and for working capital, capital expenditures, Acquisitions, Investments, stock repurchases, and general corporate purposes of each Borrower and its respective Subsidiaries.

          6.16 RSAC Management. Cause RSAC Management to remain at all times a wholly-owned Subsidiary of RSA.

Section 7
NEGATIVE COVENANTS

          So long as any Loan remains unpaid, or any other Obligation remains unpaid or unperformed, any Letter of Credit remains outstanding, or any portion of the Commitments remains in force, Borrowers shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly:

          7.1 Liens, Negative Pledges. Create, incur, assume or suffer to exist any Lien, Negative Pledge of any nature upon or with respect to any of their respective Properties, or engage in any sale and leaseback transaction with respect to any of their respective Properties, whether now owned or hereafter acquired, except:

          (a) Permitted Liens;

          (b) Liens and Negative Pledges under the Loan Documents;

          (c) Liens and Negative Pledges existing on the Closing Date and disclosed in Schedule 5.9 and Negative Pledges in documents entered into in connection with the issuance of the Indebtedness permitted under Section 7.3(a) or Section 7.3(f) (which Negative Pledges shall be substantially identical to those existing on the Closing Date and disclosed in Schedule 5.9) and any renewals/extensions or amendments thereof; provided that the obligations secured or benefited thereby are not increased;

          (d) Liens on Property acquired by Borrowers or any of their respective Subsidiaries that were in existence at the time of the acquisition of such Property and were not created in contemplation of such acquisition;

          (e) any Lien or Negative Pledge created by an agreement or instrument entered into by Borrowers or any of their respective Subsidiaries in the ordinary course of its business which consists of a restriction on the assignability, transfer or hypothecation of such agreement or instrument; and

          (f) Liens and Negative Pledges not described above securing purchase money obligations, capital leases and Synthetic Leases incurred after the Closing Date in an aggregate amount not exceeding $10,000,000 at any time.

          7.2 Investments. Make any Investment, except:

          (a) Investments, other than those permitted by subsections (b) through (f), that are existing on the date hereof and listed on Schedule 7.2;

          (b) Investments held by Borrowers or any of their respective Subsidiaries in the form of cash equivalents or short-term marketable securities;

          (c) Advances to officers, directors and employees of Borrowers and their respective Subsidiaries in the aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

          (d) Investments in either Borrower or any Wholly-Owned Subsidiary Guarantor or American Steel, L.L.C.;

          (e) Investments consisting of extension of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and

          (f) Other Investments in the aggregate after the Closing Date not exceeding 10% of Consolidated Net Worth as of the end of the most recently ended Fiscal Quarter.

          7.3 Indebtedness. Create, incur, assume, suffer to exist, or otherwise be liable with respect to, any Indebtedness except:

          (a) Indebtedness existing on the Closing Date and disclosed in Schedule 7.3, and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing;

          (b) Indebtedness under the Loan Documents;

          (c) Indebtedness owed to Borrowers or any of their respective Subsidiaries;

          (d) Permitted Swap Obligations;

          (e) Obligations (contingent or otherwise) of Borrowers or any Subsidiary thereof existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person and not for purposes of speculation or taking in a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

          (f) Unsecured indebtedness for borrowed money of Borrowers (which may be guaranteed by Subsidiaries of RSA which are party to the Master Subsidiary

Guaranty) issued after the Closing Date having in the aggregate a principal amount of not more than $250,000,000 at any time; provided, however, that the documentation evidencing such indebtedness shall contain covenants no more restrictive than in this Agreement and shall be on terms and conditions (including the maturity date and amortization schedule) acceptable to Administrative Agent; and

          (g) Indebtedness in addition to that described in Section 7.3(a)-(f) above incurred for business purposes, including without limitation capital leases and Synthetic Leases, provided that the aggregate principal amount of such Indebtedness outstanding at any one time does not exceed $10,000,0000.

          7.4 Prepayment of Indebtedness. Pay any principal or interest on any Indebtedness of Borrowers or any of their respective Subsidiaries prior to the date when due, or make any payment or deposit with any Person that has the effect of providing for the satisfaction of any Indebtedness of Borrowers or any of their respective Subsidiaries prior to the date when due, in each case if a Default or Event of Default then exists or would result therefrom.

          7.5 Dispositions. Make any Disposition of its Property, whether now owned or hereafter acquired, except:

          (a) Permitted Dispositions; and

          (b) Dispositions not otherwise permitted hereunder which are made for fair market value; provided that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) the aggregate sales price from such disposition shall be paid in cash, and (iii) the aggregate value of all assets so sold by Borrowers and their Subsidiaries, in any Fiscal Year, and the amount of Net Cash Proceeds from sales and leasebacks consummated in such Fiscal Year, does not exceed 10% of Consolidated Tangible Net Worth as of the end of the Fiscal Quarter immediately preceding such disposition of Property; provided, however, that in no event shall the total aggregate amount of Net Cash Proceeds from Dispositions by Borrowers and their Subsidiaries from and after the Closing Date exceed 25% of Consolidated Tangible Net Worth as of the most recently ended Fiscal Quarter.

          7.6 Sales and Leasebacks. Become or remain liable as lessee or as guarantor or other surety with respect to any lease with any Person, whether an Operating Lease or a Capital Lease, of any property (whether real or personal or mixed) whether now owned or hereafter acquired, (i) which Borrowers or any of their respective Subsidiaries have sold or transferred or are to sell or transfer to such Person or such Person’s Affiliate, or (ii) which Borrowers or any such Subsidiary thereof intend to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Borrowers or any such Subsidiary thereof to such Person or such Person’s Affiliate in connection with such lease; provided that Borrowers may enter into any sale and leaseback of real property, improvements thereon and equipment of Borrowers entered into to finance or refinance the purchase price or construction of such real property, improvements and equipment; provided that the Net Cash Proceeds of each such transaction during any Fiscal Year together with aggregate Net Cash

Proceeds from other sales and leasebacks consummated during such Fiscal Year do not exceed 10% of Consolidated Tangible Net Worth as of the end of the Fiscal Quarter immediately preceding such transaction.

          7.7 Mergers. Merge or consolidate with or into any Person, except:

          (a) mergers and consolidations of any Subsidiary of RSA into either Borrower or a Wholly-Owned Subsidiary (with such Borrower or such Wholly-Owned Subsidiary as the surviving entity) or of either Borrower or any Wholly-Owned Subsidiary Guarantor with each other, provided that any Wholly-Owned Subsidiary Guarantor will only be merged into or consolidated with either Borrower or a Wholly-Owned Subsidiary Guarantor and provided further that RSA and its Subsidiaries have executed such amendments to the Loan Documents as Administrative Agent may reasonably determine are appropriate as a result of such merger; and

          (b) a merger or consolidation of RSA or any of its Subsidiaries with any other Person, provided that (i) either (A) either Borrower or its Wholly-Owned Subsidiary Guarantor is the surviving entity, or (B) the surviving entity is a corporation organized under the Laws of a State of the United States of America or the District of Columbia and, as of the date of such merger or consolidation, expressly assumes, by appropriate agreements and instruments as shall be satisfactory to the Requisite Lenders, the Obligations of Borrowers or their respective Subsidiaries, as the case may be, and (ii) giving effect thereto on a pro-forma basis, no Default or Event of Default exists or would result therefrom.

          7.8 Hostile Acquisitions. Directly or indirectly use the proceeds of any Committed Loan in connection with any Hostile Acquisition.

          7.9 Permitted Acquisitions. Make any Acquisition without the prior written consent of Requisite Lenders unless such Acquisition is a Permitted Acquisition.

          7.10 ERISA. (a) At any time, permit any Pension Plan to: (i) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (ii) fail to comply with ERISA or any other applicable Laws; (iii) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA); or (iv) terminate in any manner, which, in each case, could reasonably be expected to result in a Material Adverse Effect, or (b) withdraw, completely or partially, from any Multiemployer Plan if to do so could reasonably be expected to result in a Material Adverse Effect.

          7.11 Net Worth. Permit Consolidated Net Worth, as of the last day of any Fiscal Quarter ending after the Closing Date, to be less than the sum of (a) $700,000,000 plus (b) an amount equal to 50% of the Net Income earned in each Fiscal Quarter ending after December 31, 2004 (with no deduction for a net loss in any such Fiscal Quarter) plus (c) an amount equal to 100% of the aggregate increases in Shareholders’ Equity of RSA and its Subsidiaries after the Closing Date by reason of the issuance and sale of capital stock of RSA or any Subsidiary thereof (including upon any conversion of debt securities of RSA or any Subsidiary thereof into such capital stock).

          7.12 Interest Coverage Ratio. Permit the Interest Coverage Ratio, as of the last day of any Fiscal Quarter ending after the Closing Date, to be less than 3.00 to 1.00.

          7.13 Leverage Ratio. Permit the Leverage Ratio at any time to be greater than 3.50 to 1.00.

          7.14 Change in Nature of Business. Make any material change in the nature of the business of Borrowers and their respective Subsidiaries, taken as a whole.

          7.15 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of either Borrower other than (a) salary, bonus, employee stock option, restricted stock, stock appreciation rights, phantom stock and other compensation arrangements with directors or officers in the ordinary course of business, (b) transactions that are fully disclosed to the board of directors of each Borrower and expressly authorized by a resolution of the board of directors of each Borrower which is approved by a majority of the directors not having an interest in the transaction, (c) transactions between or among each Borrower and its Wholly-Owned Subsidiary Guarantors, (d) transactions between or among either Borrower or any Wholly-Owned Subsidiary Guarantor, on the one hand, and any Subsidiary of either Borrower (other than any Wholly-Owned Subsidiary Guarantor), on the other hand, so long as such transactions individually or in the aggregate are not materially adverse to the interest of the Lenders and the aggregate amount of consideration for all such transactions during the term of this Agreement does not exceed $20,000,000, and (e) transactions on overall terms at least as favorable to each Borrower or its Subsidiaries as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power.

          7.16 Distributions. Make any Distribution, whether from capital, income or otherwise, and whether in Cash or other Property, except:

          (a) Distributions by any Subsidiary of RSA to Borrowers or any Wholly-Owned Subsidiary Guarantor and any other Person that owns an equity interest in such Subsidiary, ratably according to their respective holdings of the type of equity interest in respect of which the Distribution has been made;

          (b) dividends payable solely in Common Stock or rights to purchase Common Stock;

          (c) cash dividends payable by RSA to RSA stockholders not exceeding in any Fiscal Year an amount equal to the greater of (i) 50% of Net Income earned in the immediately preceding Fiscal Year and (ii) $20,000,000; provided that immediately after giving effect to any such proposed dividends, no Default or Event of Default would exist; and

          (d) purchases, redemptions or other acquisitions of shares of RSA capital stock or warrants, rights or options to acquire any such shares, for cash not exceeding an amount equal to $120,000,000 in the aggregate during the term of this Agreement; provided that immediately after giving effect to any such proposed action, no Default or Event of Default would exist.

          7.17 Subsidiaries. Permit at any time the amount of Tangible Assets owned by any Subsidiaries that are not party to the Master Subsidiary Guaranty to exceed $50,000,000 in the aggregate for all Subsidiaries.

Section 8
EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

          8.1 Events of Default. The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an Event of Default:

          (a) Borrowers fail to pay any principal on any of the Loans, or any portion thereof, or any reimbursement obligations with respect to any Letter of Credit, on the date when due; or

          (b) Borrowers fail to pay any interest on any of the Committed Loans or Swing Line Loans, or any reimbursement obligations with respect to any Letter of Credit, or any fees due hereunder, or any portion thereof, within five Business Days after the date when due; or

          (c) Borrowers fail to comply with any of the covenants contained in Section 7; or

          (d) Borrowers, any of their respective Subsidiaries or any other Borrower Party fails to perform or observe any other covenant or agreement (not specified above) contained in any Loan Document on its part to be performed or observed and such failure continues for a period of 30 days; or

          (e) Any representation or warranty of Borrowers or any of their respective Subsidiaries made in any Loan Document, or in any certificate or other writing delivered by Borrowers or such Subsidiary pursuant to any Loan Document, proves to have been incorrect when made or reaffirmed in any respect that is materially adverse to the interests of Lenders; or

          (f) Borrowers or any of their respective Subsidiaries (i) fail to make any payment in respect of any Indebtedness having an aggregate principal amount of more than $5,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) fail to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure, if the effect of such failure, event or condition is to cause or to permit (A) the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to declare such Indebtedness to be due and payable prior to its stated maturity, or (B) any Guaranty Obligation to become payable or cash collateral in respect thereof to be demanded; or

          (g) Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement or action (or omission to act) of Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which, in any such event in the reasonable opinion of the Requisite Lenders, is materially adverse to the interests of Lenders; or any Borrower Party thereto denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind same; or

          (h) A final judgment against either Borrower or any of their respective Subsidiaries is entered for the payment of money in excess of $5,000,000 and, absent procurement of a stay of execution, such judgment remains unsatisfied for 30 calendar days after the date of entry of judgment, or in any event later than five days prior to the date of any proposed sale thereunder; or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within 30 calendar days after its issue or levy; or

          (i) Either Borrower or any of their respective Subsidiaries institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for 60 calendar days; or

          (j) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of either Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $5,000,000; or (iii) Borrowers or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000; or

          (k) There occurs any Change of Control of either Borrower.

          8.2 Remedies Upon Event of Default. If any Event of Default occurs, Administrative Agent shall, at the request of, or may, with the consent of, the Requisite Lenders,

          (a) declare the commitment of each Lender to make Loans and any obligation of the Issuing Lender to make Letter of Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

          (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrowers;

          (c) require that Borrowers Cash Collateralize the Letter of Credit Usage (in an amount equal to the then Outstanding Amount thereof); and

          (d) exercise on behalf of itself and Lenders all rights and remedies available to it and Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection (i) of Section 8.1, the obligation of each Lender to make Loans and any obligation of the Issuing Lender to make Letter of Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Borrowers to Cash Collateralize the Letter of Credit Usage as aforesaid shall automatically become effective, in each case without further act of Administrative Agent or any Lender.

Section 9
ADMINISTRATIVE AGENT

          9.1 Appointment and Authority.

          (a) Each of the Lenders and the Issuing Lender hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 9 are solely for the benefit of Administrative Agent, Lenders and the Issuing Lender, and neither Borrowers nor any other Borrower Party shall have rights as a third party beneficiary of any of such provisions.

          (b) The Issuing Lender shall act on behalf of Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as Administrative Agent may agree at the request of the Requisite Lenders to act for such Issuing Lender with respect thereto; provided, however, that the Issuing Lender shall have all of the benefits and immunities (i) provided to Administrative Agent in this Section 9 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 9, included the Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Lender.

          9.2 Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrowers or any of their respective Subsidiaries or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to Lenders.

          9.3 Exculpatory Provisions. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent:

          (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

          (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

          (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

          Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct. Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent by Borrowers, a Lender or the Issuing Lender.

          Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

          9.4 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. Administrative Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

          9.5 Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

          9.6 Resignation of Administrative Agent. Administrative Agent may at any time give notice of its resignation to Lenders, the Issuing Lender and Borrowers. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with

Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if Administrative Agent shall notify Borrowers and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Requisite Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 9 and Section 10.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

          Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swing Line Lender, (b) the retiring Issuing Lender and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

          9.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

          9.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arranger or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or the Issuing Lender hereunder.

          9.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower Party, Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Usage shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise

          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Usage and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the Issuing Lender and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, the Issuing Lender and Administrative Agent and their respective agents and counsel and all other amounts due Lenders, the Issuing Lender and Administrative Agent under Sections 2.4(i), 2.8 and 10.4) allowed in such judicial proceeding; and

          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders and the Issuing Lender, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.8 and 10.4.

          Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

          9.10 Master Subsidiary Guaranty Matters. Lenders and the Issuing Lender irrevocably authorize Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Master Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by Administrative Agent at any time, the Requisite Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Master Subsidiary Guaranty pursuant to this Section 9.10.

Section 10
MISCELLANEOUS

          10.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrowers or any other Borrower Party therefrom, shall be effective unless in writing signed by the Requisite Lenders and Borrowers or the applicable Borrower Party, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

          (a) waive any condition set forth in Section 4.1(a) without the written consent of each Lender;

          (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2), except for any such extension made in accordance with Section 2.12, without the written consent of such Lender;

          (c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

          (d) reduce the principal of, or the rate of interest specified herein on, any Loan or Letter of Credit borrowing, or (subject to clause (v) of the second proviso to this Section 10.1) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Requisite Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of Borrowers to pay interest or Letter of Credit fees at the Default Rate;

          (e) change any provision of this Section or the definition of “Requisite Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or

          (f) release all or substantially all of the value of the Master Subsidiary Guaranty without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to Lenders required above, affect the rights or duties of the Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.6(i) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended (except for any such extension resulting from Section 2.12) without the consent of such Lender.

          10.2 Notices; Effectiveness; Electronic Communication.

          (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

          (i) if to Borrowers, Administrative Agent, the Issuing Lender or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.2; and

          (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

          (b) Electronic Communications. Notices and other communications to Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Section 2 if such Lender or the Issuing Lender, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or each Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

          (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWERS MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWERS MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWERS MATERIALS OR THE PLATFORM. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrowers Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, the Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

          (d) Change of Address, Etc. Each of Borrowers, Administrative Agent, the Issuing Lender and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrowers, Administrative Agent, the Issuing Lender and the Swing Line Lender. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

          (e) Reliance by Administrative Agent, Issuing Lender and Lenders. Administrative Agent, the Issuing Lender and Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrowers which are reasonably believed to be genuine and correct even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrowers shall indemnify Administrative Agent, the Issuing Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrowers. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

          10.3 No Waiver; Cumulative Remedies. No failure by any Lender, the Issuing Lender or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          10.4 Expenses; Indemnity; Damage Waiver.

          (a) Costs and Expenses. Each Borrower jointly and severally shall pay (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for Administrative Agent, any Lender or the Issuing Lender), and shall pay all fees and time charges for attorneys who may be employees of Administrative Agent, any Lender or the Issuing Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

          (b) Indemnification by Borrowers. Borrowers jointly and severally shall indemnify Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrowers or any other Borrower Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrowers or any of their respective Subsidiaries, or any Environmental Liability related in any way to Borrowers or any of their respective Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrowers or any other Borrower Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if any such Borrower Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

          (c) Reimbursement by Lenders. To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity. The obligations of Lenders under this subsection (c) are subject to the provisions of Section 2.14.

          (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, neither Borrowers nor any other Borrower Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

          (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

          (f) Survival. The agreements in this Section shall survive the resignation of Administrative Agent and the Issuing Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

          10.5 Payments Set Aside. To the extent that any payment by or on behalf of either Borrower is made to Administrative Agent, the Issuing Lender or any Lender, or Administrative Agent, the Issuing Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, the Issuing Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the Issuing Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of Lenders and the Issuing Lender under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

          10.6 Successors and Assigns.

          (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrowers nor any other Borrower Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent, the Issuing Lender and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in Letter of Credit Usage and in Swing Line Loans) at the time owing to it); provided that

          (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, each Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

          (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans;

          (iii) any assignment of a Commitment must be approved by Administrative Agent, the Issuing Lender and the Swing Line Lender unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

          (iv) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 10.6, and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1 through 3.3, 3.6 and 10.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, Borrowers (at their expense) shall execute and deliver new or replacement Notes to the assigning Lender and the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

          (c) Register. Administrative Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts of the Loans and Letter of Credit Usage owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrowers, Administrative Agent and Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of Borrowers and the Issuing Lender at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from Administrative Agent a copy of the Register.

          (d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrowers or Administrative Agent, sell participations to any Person (other than a natural person or Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Letter of Credit Usage and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers, Administrative Agent, Lenders and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.1 that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1 through 3.3 and Section 3.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender.

          (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.1 through 3.3 and Section 3.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.1 unless Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrowers, to comply with Section 10.18 as though it were a Lender.

          (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

     (h) As used herein, the following terms have the following meaning:

     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) Administrative Agent, the Issuing Lender and the Swing Line Lender, and (ii) unless (A) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivative transaction or (B) an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrowers or any of Borrowers’ Affiliates or Subsidiaries; provided further that, unless an Event of Default has occurred and is continuing, an Eligible Assignee under clause (d) above shall have a minimum of $100,000,000 of combined capital and surplus.

     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

          (i) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to Administrative Agent and Borrowers (an “SPC”) the option to provide all or any part of any Committed Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Committed Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to Administrative Agent as is required under Section 2.10(d). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of Borrowers under this Agreement (including its obligations under Section 3.2), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of Borrowers and Administrative Agent and with the payment of a processing fee in the amount of $2,500, assign all or any portion of its right to receive payment with respect to any Committed Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Committed Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

          (j) Resignation as Issuing Lender or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to Borrowers and Lenders, resign as Issuing Lender and/or (ii) upon 30 days’ notice to Borrowers, resign as Swing Line Lender. In the event of any such resignation as Issuing Lender or Swing Line Lender, Borrowers shall be entitled to appoint from among Lenders a successor Issuing Lender or Swing Line Lender hereunder; provided, however, that no failure by Borrowers to appoint any such successor shall affect the resignation of Bank of America as Issuing Lender or Swing Line Lender, as the case may be. If Bank of America resigns as Issuing Lender, it shall retain all the rights, powers, privileges and duties of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all Letter of Credit Usage with respect thereto (including the right to require Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.4). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.3. Upon the appointment of a successor Issuing Lender and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender or Swing Line Lender, as the case may be, and (b) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

          10.7 Treatment of Certain Information; Confidentiality. Each of Administrative Agent, Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrowers and their respective obligations, (g) with the consent of Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than such Borrower.

          For purposes of this Section, “Information” means all information received from Borrowers or any of their respective Subsidiaries relating to such Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by such Borrower or any Subsidiary, provided that, in the case of information received from such Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

          Each of Administrative Agent, Lenders and the Issuing Lender acknowledges that (a) the Information may include material non-public information concerning Borrowers or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

          10.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate to or for the credit or the account of either Borrower or any other Borrower Party against any and all of the obligations of such Borrower or such other Borrower Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Lender, irrespective of whether or not such

Lender or the Issuing Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such other Borrower Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates may have. Each Lender and the Issuing Lender agrees to notify each Borrower and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

          10.9 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

          10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

          10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

          10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.2, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, or if any Lender is a Defaulting Lender, then such Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

          (a) such Borrower shall have paid to Administrative Agent the assignment fee specified in Section 10.6(b);

          (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Letter of Credit borrowings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.6) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts);

          (c) in the case of any such assignment resulting from a claim for compensation under Section 3.2 or payments required to be made pursuant to Section 3.1, such assignment will result in a reduction in such compensation or payments thereafter; and

          (d) such assignment does not conflict with applicable Laws.

          A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling either Borrowers to require such assignment and delegation cease to apply.

          10.14 Governing Law; Jurisdiction; Etc.

          (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

          (b) SUBMISSION TO JURISDICTION. EACH BORROWER AND EACH OTHER BORROWER PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA SITTING IN LOS ANGELES COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE CENTRAL DISTRICT, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH CALIFORNIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST EITHER BORROWER OR ANY OTHER BORROWER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

          (c) WAIVER OF VENUE. EACH BORROWER AND EACH OTHER BORROWER PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

          (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

          10.15 Waiver of Jury Trial.

          (a) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR

INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (1) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (2) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          (b) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT TO THE CONTRARY, IF THE FOREGOING IRREVOCABLE WAIVER OF ALL RIGHT TO TRIAL BY JURY IS RULED INVALID BY A COURT OF LAW, THEN ANY CONTROVERSIES OR CLAIMS BETWEEN THE PARTIES, WHETHER ARISING IN CONTRACT, TORT OR BY STATUTE, INCLUDING BUT NOT LIMITED TO CONTROVERSIES OR CLAIMS THAT ARISE OUT OF OR RELATE TO: (1) THIS AGREEMENT (INCLUDING ANY RENEWALS, EXTENSIONS OR MODIFICATIONS); OR (2) ANY DOCUMENT RELATED TO THIS AGREEMENT (COLLECTIVELY A “CLAIM”) SHALL AT THE REQUEST OF ANY PARTY BE DETERMINED BY BINDING ARBITRATION. FOR THE PURPOSES OF THIS ARBITRATION PROVISION ONLY, THE TERM “PARTIES” SHALL INCLUDE ANY PARENT CORPORATION, SUBSIDIARY OR AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVED IN THE SERVICING, MANAGEMENT OR ADMINISTRATION OF ANY OBLIGATION DESCRIBED OR EVIDENCED BY THIS AGREEMENT.

          (c) AT THE REQUEST OF ANY PARTY TO THIS AGREEMENT, ANY CLAIM SHALL BE RESOLVED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (TITLE 9, U.S. CODE) (THE “ACT”). THE ACT WILL APPLY EVEN THOUGH THIS AGREEMENT PROVIDES THAT IT IS GOVERNED BY THE LAW OF A SPECIFIED STATE. THE ARBITRATION WILL TAKE PLACE ON AN INDIVIDUAL BASIS WITHOUT RESORT TO ANY FORM OF CLASS ACTION.

          (d) ARBITRATION PROCEEDINGS WILL BE DETERMINED IN ACCORDANCE WITH THE ACT, THE THEN-CURRENT RULES AND PROCEDURES FOR THE ARBITRATION OF FINANCIAL SERVICES DISPUTES OF THE AMERICAN ARBITRATION ASSOCIATION OR ANY SUCCESSOR THEREOF (“AAA”), AND THE TERMS OF THIS SECTION. IN THE EVENT OF ANY INCONSISTENCY, THE TERMS OF THIS SECTION SHALL CONTROL. IF AAA IS UNWILLING OR UNABLE TO (1) SERVE AS THE PROVIDER OF ARBITRATION OR (2) ENFORCE ANY PROVISION OF THIS ARBITRATION CLAUSE, ANY PARTY TO THIS AGREEMENT MAY SUBSTITUTE ANOTHER ARBITRATION ORGANIZATION WITH SIMILAR PROCEDURES TO SERVE AS THE PROVIDER OF ARBITRATION.

          (e) THE ARBITRATION SHALL BE ADMINISTERED BY AAA AND CONDUCTED, UNLESS OTHERWISE REQUIRED BY LAW, IN ANY U.S. STATE WHERE REAL OR TANGIBLE PERSONAL PROPERTY COLLATERAL FOR THIS CREDIT IS LOCATED OR IF THERE IS NO SUCH COLLATERAL, IN THE STATE SPECIFIED IN THE GOVERNING LAW SECTION OF THIS AGREEMENT. ALL CLAIMS SHALL BE DETERMINED BY ONE ARBITRATOR; HOWEVER, IF CLAIMS EXCEED FIVE MILLION DOLLARS ($5,000,000), UPON THE REQUEST OF ANY PARTY, THE CLAIMS SHALL BE DECIDED BY THREE ARBITRATORS. ALL ARBITRATION HEARINGS SHALL COMMENCE WITHIN NINETY (90) DAYS OF THE DEMAND FOR ARBITRATION AND CLOSE WITHIN NINETY (90) DAYS OF COMMENCEMENT AND THE AWARD OF THE ARBITRATOR(S) SHALL BE ISSUED WITHIN THIRTY (30) DAYS OF THE CLOSE OF THE HEARING. HOWEVER, THE ARBITRATOR(S), UPON A SHOWING OF GOOD CAUSE, MAY EXTEND THE COMMENCEMENT OF THE HEARING FOR UP TO AN ADDITIONAL SIXTY (60) DAYS. THE ARBITRATOR(S) SHALL PROVIDE A CONCISE WRITTEN STATEMENT OF REASONS FOR THE AWARD. THE ARBITRATION AWARD MAY BE SUBMITTED TO ANY COURT HAVING JURISDICTION TO BE CONFIRMED, JUDGMENT ENTERED AND ENFORCED.

          (f) THE ARBITRATOR(S) WILL GIVE EFFECT TO STATUTES OF LIMITATION IN DETERMINING ANY CLAIM AND MAY DISMISS THE ARBITRATION ON THE BASIS THAT THE CLAIM IS BARRED. FOR PURPOSES OF THE APPLICATION OF THE STATUTE OF LIMITATIONS, THE SERVICE ON AAA UNDER APPLICABLE AAA RULES OF A NOTICE OF CLAIM IS THE EQUIVALENT OF THE FILING OF A LAWSUIT. ANY DISPUTE CONCERNING THIS ARBITRATION PROVISION OR WHETHER A CLAIM IS ARBITRABLE SHALL BE DETERMINED BY THE ARBITRATOR(S). THE ARBITRATOR(S) SHALL HAVE THE POWER TO AWARD LEGAL FEES PURSUANT TO THE TERMS OF THIS AGREEMENT.

          (g) THIS SECTION DOES NOT LIMIT THE RIGHT OF ANY PARTY TO: (1) EXERCISE SELF-HELP REMEDIES, SUCH AS BUT NOT LIMITED TO, SETOFF; (2) INITIATE JUDICIAL OR NON-JUDICIAL FORECLOSURE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL (IF ANY); (3) EXERCISE ANY JUDICIAL OR POWER OF SALE RIGHTS, OR (4) ACT IN A COURT OF LAW TO OBTAIN AN INTERIM REMEDY, SUCH AS BUT NOT LIMITED TO, INJUNCTIVE RELIEF, WRIT OF POSSESSION OR APPOINTMENT OF A RECEIVER, OR ADDITIONAL OR SUPPLEMENTARY REMEDIES.

          (h) THE PROCEDURE DESCRIBED ABOVE WILL NOT APPLY IF THE CLAIM, AT THE TIME OF THE PROPOSED SUBMISSION TO ARBITRATION, ARISES FROM OR RELATES TO AN OBLIGATION TO THE LENDERS SECURED BY REAL PROPERTY. IN THIS CASE, ALL OF THE PARTIES TO THIS AGREEMENT MUST CONSENT TO SUBMISSION OF THE CLAIM TO ARBITRATION. IF ALL SUCH PARTIES DO NOT CONSENT TO ARBITRATION, THE CLAIM WILL BE RESOLVED AS FOLLOWS: THE PARTIES WILL DESIGNATE

A REFEREE (OR A PANEL OF REFEREES) SELECTED UNDER THE AUSPICES OF AAA IN THE SAME MANNER AS ARBITRATORS ARE SELECTED IN AAA ADMINISTERED PROCEEDINGS. THE DESIGNATED REFEREE(S) WILL BE APPOINTED BY A COURT AS PROVIDED IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638 AND THE FOLLOWING RELATED SECTIONS. THE REFEREE (OR PRESIDING REFEREE OF THE PANEL) WILL BE AN ACTIVE ATTORNEY OR A RETIRED JUDGE. THE AWARD THAT RESULTS FROM THE DECISION OF THE REFEREE(S) WILL BE ENTERED AS A JUDGMENT IN THE COURT THAT APPOINTED THE REFEREE, IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 644 AND 645.

          (i) THE FILING OF A COURT ACTION IS NOT INTENDED TO CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE SUING PARTY, THEREAFTER TO REQUIRE SUBMITTAL OF THE CLAIM TO ARBITRATION.

          10.16 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies either Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.

          10.17 Time of the Essence. Time is of the essence of the Loan Documents.

          10.18 Tax Forms.

                    (a) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Person and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Person by Borrowers pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Person by Borrowers pursuant to this Agreement) or such other evidence satisfactory to Borrowers and Administrative Agent that such Person is entitled to an exemption from, or reduction of, United States withholding tax. Thereafter and from time to time, each such Person shall (i) promptly submit to Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrowers and Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Person by Borrowers pursuant to this Agreement, (ii) promptly notify Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (iii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that Borrowers make any deduction or withholding for taxes from amounts payable to such Person. If such Person fails to deliver the above forms or other documentation, then Administrative Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

                    (b) Upon the request of Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

                    (c) If any Governmental Authority asserts that Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of Administrative Agent. The obligation of Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all Obligations and the resignation of Administrative Agent.

          10.19 Surety Waivers. In the event that either Borrower is deemed to be a guarantor or a surety with respect to the Obligations under this Agreement, then such Borrower shall be deemed to have agreed to the provisions of Sections 7 and 8 of the Master Subsidiary Guaranty.

[Remainder of page left intentionally blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

RELIANCE STEEL & ALUMINUM CO., a California corporation

By:	/s/ DAVID H. HANNAH

Name:	David H. Hannah
Title:	Chief Executive Officer

By:	/s/ KARLA LEWIS

Name:	Karla Lewis
Title:	Executive Vice President and Chief Financial Officer

RSAC MANAGEMENT CORP.,
a California corporation

By:	/s/ DAVID H. HANNAH

Name:	David H. Hannah
Title:	Chief Executive Officer

By:	/s/ KARLA LEWIS

Name:	Karla Lewis
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ KEN PURO

Name:	Ken Puro
Title:	Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A.,
as Issuing Lender, Swing Line Lender and a Lender

By:	/s/ CRAIG MCGUIRE

Name:	Craig McGuire
Title:	Vice President

[Signature Page to Credit Agreement]

WACHOVIA BANK, N.A.,
as Syndication Agent and a Lender

By:	/s/ NATHAN R. RANTALA

Name:	Nathan R. Rantala
Title:	Vice President

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK,
as Documentation Agent and a Lender

By:	/s/ JAMES H. RAMAGE

Name:	James H. Ramage
Title:	Managing Director

[Signature Page to Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ SCOTT J. BELL

Name:	Scott J. Bell
Title:	Senior Vice President

[Signature Page to Credit Agreement]

UNION BANK OF CALIFORNIA, N.A.,
as a Lender

By:	/s/ GREGORY DUBNANSKY

Name:	Gregory Dubnansky
Title:	Vice President

[Signature Page to Credit Agreement]

WELLS FARGO BANK, N.A.,
as a Lender

By:	/s/ CHARLES F. LILYGREN

Name:	Charles F. Lilygren
Title:	Vice President

[Signature Page to Credit Agreement]

COMERICA BANK,
as a Lender

By:	/s/ DON R. CARRUTH

Name:	Don R. Carruth
Title:	Corporate Banking Officer

[Signature Page to Credit Agreement]

CITICORP NORTH AMERICA, INC.
as a Lender

By:	/s/ GEORGE CALFO

Name:	George Calfo
Title:	Vice President

[Signature Page to Credit Agreement]

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as a Lender

By:	/s/ BILL O’DALY

Name:	Bill O’Daly
Title:	Director

By:	/s/ CASSANDRA DROOGAN

Name:	Cassandra Droogan
Title:	Associate

[Signature Page to Credit Agreement]

FIFTH THIRD BANK,
as a Lender

By:	/s/ GARY S. LOSEY

Name:	Gary S. Losey
Title:	AVP – Commercial Relationship Mgr.

[Signature Page to Credit Agreement]

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ SUZANNAH HARRIS

Name:	Suzannah Harris
Title:	Asst. Vice President

[Signature Page to Credit Agreement]

MIZUHO CORPORATE BANK, LTD.,
as a Lender

By:	/s/ BERTRAM TANG

Name:	Bertram Tang
Title:	Senior Vice President

[Signature Page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ LOUIS K. MCLINDEN, JR.

Name:	Louis K. McLinden, Jr.
Title:	Vice President

[Signature Page to Credit Agreement]

THE NORTHERN TRUST COMPANY,
as a Lender

By:	/s/ JEFFREY B. WILLIAMS

Name:	Jeffrey B. Williams
Title:	Officer

[Signature Page to Credit Agreement]

UBS LOAN FINANCE LLC,
as a Lender

By:	/s/ RICHARD L. TAVROW

Name:	Richard L. Tavrow
Title:	Director

By:	/s/ MARIC HADDAD

Name:	Maric Haddad
Title:	Associate Director

[Signature Page to Credit Agreement]

SCHEDULE 2.1

COMMITMENTS
AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share
Bank of America, N.A.	$115,000,000	19.166666667%
Wachovia Bank, N.A.	$65,000,000	10.833333333%
JPMorgan Chase Bank	$65,000,000	10.833333333%
US Bank National Association	$50,000,000	8.333333333%
Union Bank of California, N.A.	$45,000,000	7.500000000%
Wells Fargo Bank, N.A.	$40,000,000	6.666666667%
Comerica Bank	$30,000,000	5.000000000%
Citicorp North America, Inc.	$25,000,000	4.166666667%
Credit Suisse, Cayman Islands Branch	$25,000,000	4.166666667%
Fifth Third Bank	$25,000,000	4.166666667%
KeyBank National Association	$25,000,000	4.166666667%
Mizuho Corporate Bank, Ltd.	$25,000,000	4.166666667%
PNC Bank, National Association	$25,000,000	4.166666667%
The Northern Trust Company	$20,000,000	3.333333333%
UBS Loan Finance LLC	$20,000,000	3.333333333%

TOTAL	$600,000,000	100.00%

Schedule 2.1-1

SCHEDULE 2.4

EXISTING LETTERS OF CREDIT

Letter of Credit	Amount
217917	$11,490,000.00
217918	$1,350,000.00
214833	$50,000.00
3038438	$2,564,333.33

Trade Letters of Credit	Amount
1237734	$386,709.83
1237735	$834,577.92
1237240	$259,182.00
1237855	$52,800.00

Schedule 2.4-1

SCHEDULE 5.5

CERTAIN LITIGATION

     None.

Schedule 5.5-1

SCHEDULE 5.9

EXISTING LIENS AND NEGATIVE PLEDGES

1.	Operating leases entered into from time to time, in the ordinary course of business, by Borrowers or any Subsidiary for equipment or vehicles, which may have Liens on the leased personal property.

2.	Industrial Revenue Bonds issued by MetalCenter, Inc. and subsequently assumed by RSA in the principal amount of $2,450,000 at December 31, 2004.

3.	Industrial Revenue Bonds issued by Viking Materials, Inc. in the principal amount of $1,800,000 as of December 31, 2004.

4.	Negative Pledges contained in those Note Purchase Agreements issued pursuant to those Note Purchase Agreements dated November 1, 1996, September 15, 1997, October 15, 1998, and July 1, 2003, as amended on or before the date hereof, and the guaranties thereof by the Material Domestic Subsidiaries.

Schedule 5.9-1

SCHEDULE 5.15

SUBSIDIARIES

	Jurisdiction	Form of		# of Shares
	of	Legal	# of Shares	Owned and
Name	Organization	Entity	Outstanding	by Whom
Allegheny Steel Distributors, Inc.	PA	Corporation	1,000	1,000
				by RSAC*

Aluminum and Stainless, Inc.	LA	Corporation	5,582	5,582
				by RSAC*

American Metals Corporation	CA	Corporation	100	100
				by RSAC*

American Steel, L.L.C.	OR	Limited	101	51
		Liability	Membership	Membership Units
		Company	Units	by Reliance

AMI Metals, Inc.[1]	TN	Corporation	1,400	1,400
				by RSAC*

CCC Steel, Inc.	DE	Corporation	3,625.8	3,625.8
				by RSAC*

Central Plains Steel Co.	KS	Corporation	100	100
				by RSAC*

Chatham Steel Corporation	GA	Corporation	9,585.667	9,585.667
				by RSAC*

Durrett Sheppard Steel Co., Inc.	CA	Corporation	100	100
				by RSAC*

Liebovich Bros., Inc.[2]	IL	Corporation	13,203	13,203
				by RSAC*

Lusk Metals	CA	Corporation	10,533	10,533
				by RSAC*

Pacific Metal Company	OR	Corporation	100	100
				by RSAC*

 Schedule 5.15-1

	Jurisdiction	Form of		# of Shares
	of	Legal	# of Shares	Owned and
Name	Organization	Entity	Outstanding	by Whom
PDM Steel Service Centers, Inc.	CA	Corporation	1,000	1,000
				by RSAC*

Phoenix Corporation	GA	Corporation	6,229	6,229 by RSAC*

Precision Strip, Inc.[3]	OH	Corporation	1,000	1,000
			Class A Voting	Class A Voting
				by RSAC*

			3,935	3,935
			Class B	Class B Non-Voting
			Non-Voting	by RSAC*

RSAC Management Corp.	CA	Corporation	1,000	1,000
				by Reliance

Service Steel Aerospace Corp.	DE	Corporation	100	100
				by RSAC*

Siskin Steel & Supply Company, Inc.	TN	Corporation	88,000	88,000
			voting common	by RSAC*

			3,691,116 non-voting common	3,691,116 by RSAC*

Toma Metals, Inc.	PA	Corporation	100	100
				by RSAC*

Valex Corp.[4]	CA	Corporation	114,000	(a) 3,000
				by Dan Mangan
				(b) 111,000
				by RSAC*

 Schedule 5.15-2

	Jurisdiction	Form of		# of Shares
	of	Legal	# of Shares	Owned and
Name	Organization	Entity	Outstanding	by Whom
Viking Materials, Inc.	MN	Corporation	6,543	6,543
			voting common	voting common
by RSAC*

			3,182.1	3,182.1
			non-voting	non-voting
			common	common
by RSAC*

*	RSAC refers to RSAC Management Corp., a California corporation which is a Borrower and a wholly-owned subsidiary of Reliance Steel & Aluminum Co.

[1]	AMI Metals, Inc. owns 100% of the outstanding equity interest of AMI Metals Europe SPRL, a Belgium corporation.

[2]	Liebovich Bros., Inc. owns 100% of the outstanding common stock of LBT, Inc. and Liebovich Structural Fabricating Company, both of which are Illinois corporations.

[3]	Precision Strip, Inc. owns 100% of the outstanding common stock of Precision Strip Transport, Inc., an Ohio corporation.

[4]	Valex Corp. owns approximately 99% of the outstanding common stock of Valex Korea Co. Ltd., a Korean corporation. The remaining 1% of the common stock is held by employees of Valex Korea Co., Ltd. Valex Corp. also owns 100% of the outstanding securities of Valex S.A.R.L., a French corporation.

Schedule 5.15-3

SCHEDULE 7.2

INVESTMENTS

     RSA owns 51 Membership Units of American Steel L.L.C. and has the right to purchase the other 50 Membership Units during a term of 90 days following the earlier of the death of the owner of American Industries, Inc. (“Industries”) or April 1, 2006 and is obligated to purchase the remaining 50 Membership Units during a term of 90 days following the earlier of the death of the owner of Industries or January 1, 2006.

Schedule 7.2-1

SCHEDULE 7.3

EXISTING INDEBTEDNESS

1.	Indemnification or similar provisions in leases entered into from time to time, in the ordinary course of business, by Borrowers or any Subsidiary for equipment or vehicles.

2.	Industrial Revenue Bonds issued by MetalCenter, Inc. and subsequently assumed by RSA in the principal amount of $2,450,000 at December 31, 2004.

3.	Industrial Revenue Bonds issued by Viking Materials, Inc. in the principal amount of $1,800,000 as of December 31, 2004.

4.	Senior unsecured notes issued pursuant to those Note Purchase Agreements dated November 1, 1996 (with a principal balance of $53 million as of December 31, 2004), September 15, 1997 (with a principal balance of $55 million as of December 31, 2004), October 15, 1998 (with a principal balance of $150 million as of December 31, 2004), and July 1, 2003 (with a principal balance of $135 million as of December 31, 2004), all as amended on or before the date hereof. These notes are guaranteed by the Material Domestic Subsidiaries.

5.	The Credit Agreement dated as of October 24, 2001 with Bank of America, National Association, as Administrative Agent and the Lenders listed therein, with maximum credit available of $335 million and an outstanding balance of $30 million as of December 31, 2004, which is guaranteed by the Company’s Material Domestic Subsidiaries. At December 31, 2004, the Company also had $15,907,000 of letters of credit outstanding and $34,093,000 available, under this syndicated credit facility. The holders were granted a security interest and a Lien under the Security Agreement that was a first priority pari passu Lien, but that was automatically released in 2005. As of the Closing Date, this Credit Agreement will have been terminated and paid off.

Schedule 7.3-1

SCHEDULE 10.2

ADMINISTRATIVE AGENT’S OFFICE; CERTAIN ADDRESSES FOR NOTICES

RELIANCE STEEL & ALUMINUM CO.,
as Borrower

Address for Notices:

Reliance Steel & Aluminum Co.
350 S. Grand Avenue, Suite 5100
Los Angeles, California 90071
Attention:	Karla Lewis
Executive Vice President & Chief Financial Officer
Telephone:	213-576-2472
Facsimile:	213-687-8792
E-mail:	klewis@rsac.com

RSAC MANAGEMENT CORP.,
as Borrower

Address for Notices:

RSAC Management Corp.
350 S. Grand Avenue, Suite 5100
Los Angeles, California 90071
Attention:	Karla Lewis
Executive Vice President & Chief Financial Officer
Telephone:	213-576-2472
Facsimile:	213-687-8792
E-mail:	klewis@rsac.com

BANK OF AMERICA, N.A.,
as Administrative Agent

Notices (other than Requests for Extensions of Credit):

Bank of America, N.A.
800 Fifth Avenue, Floor 37
Seattle, WA 98104
Mail Code: WA1-501-37-20
Attention:	Ken Puro
Telephone:	206-358-0138
Facsimile:	206-358-0971
E-mail:	ken.puro@bankofamerica.com

 Schedule 10.2-1

Requests for Extensions of Credit:
Bank of America, N.A.
2001 Clayton Road, 2nd Floor
Concord, CA 94520
Mail Code: CA4-702-02-25
Attention: Rachel Warford
Telephone:	925-675-8361
Facsimile:	888-969-9236
E-mail:	rachel.warford@bankofamerica.com

Payments:

Bank of America, N.A.
Dallas, TX
ABA No. 111000012
Account No: 3750836479
Account Name: Corporate FTA
Attention: Rachel Warford
Reference: Reliance Steel & Aluminum

BANK OF AMERICA, N.A., as Issuing Lender

Address for Notices:

Bank of America, N.A.
Trade Operations-Los Angeles #226521
Trade Operations – Los Angeles #226521
333 S. Beaudry Avenue, 19th Floor
Mail Code: CA9-703-19-23
Los Angeles, CA 90017-1466
Attention: Tai Lu
Telephone:	(213) 345-0145
Facsimile:	(213) 345-6684
E-mail:	tai.anh.lu@bankofamerica.com

BANK OF AMERICA, N.A., as Swing Line Lender

Address for Notices:

Bank of America, N.A.
Trade Operations-Los Angeles #226521
Trade Operations – Los Angeles #226521
333 S. Beaudry Avenue, 19th Floor
Mail Code: CA9-703-19-23

 Schedule 10.2-2

Los Angeles, CA 90017-1466
Attention: Tai Lu
Telephone:	(213) 345-0145
Facsimile:	(213) 345-6684
E-mail:	tai.anh.lu@bankofamerica.com

 Schedule 10.2-3

SCHEDULE 10.6

PROCESSING AND RECORDATION FEES

Administrative Agent will charge a processing and recordation fee (an “Assignment Fee”) in the amount of $2,500 for each assignment; provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $2,500 plus the amount set forth below:

Transaction	Assignment Fee
First four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable)	-0-
Each additional concurrent assignment or suballocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable)	$500

 Schedule 10.6-1